AGREEMENT AND PLAN OF MERGER

by and among

LSI LOGIC CORPORATION

ATLAS ACQUISITION CORP.

and

AGERE SYSTEMS INC.

Dated as of December 3, 2006

TABLE OF CONTENTS

Page

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 3, 2006 by and among LSI Logic Corporation, a Delaware corporation (“LSI”), Atlas Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of LSI (“Merger Sub”), and Agere Systems Inc., a Delaware corporation (“Agere”).

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of LSI, Merger Sub and Agere have approved the Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of their stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, at the Effective Time, Merger Sub will be merged with and into Agere (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Agere will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of LSI and each share of Agere Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, LSI and Agere desire to make certain representations and warranties to the other in connection with the business combination transaction contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, LSI, Merger Sub and Agere hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1          Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)          “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the other party hereto) relating to any Acquisition Transaction.

(b)          “Acquisition Transaction” shall mean, with respect to Agere or LSI, any transaction or series of related transactions (other than the transactions contemplated by this Agreement or expressly permitted by Section 5.2) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c)          “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d)          “Agere Balance Sheet” shall mean the audited balance sheet of Agere contained in the Agere Annual Report on Form 10-K for the year ended September 30, 2006.

(e)	“Agere Board” shall mean the Board of Directors of Agere.

(f)           “Agere Bylaws” shall mean the Bylaws of Agere, as amended and in effect on the date hereof.

(g)          “Agere Capital Stock” shall mean Agere Common Stock and Agere Preferred Stock.

(h)          “Agere Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of Agere, as amended and in effect on the date hereof.

(i)           “Agere Common Stock” shall mean the Common Stock, par value $0.01 per share, of Agere.

(j)           “Agere Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates or to which Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(k)          “Agere ESPP” shall mean Agere’s 2001 Employee Stock Purchase Plan, as amended.

(l)           “Agere Intellectual Property Business” shall mean the Agere business that manages Agere’s Patent portfolio and is responsible for obtaining revenue in exchange for licenses, sales or other transactions involving Agere Intellectual Property Rights.

(m)         “Agere Intellectual Property Rights” shall mean Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to Agere or its Subsidiaries.

(n)          “Agere Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Agere Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Agere and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute an Agere Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether an Agere Material Adverse Effect has occurred or may, would or could occur: (i) economic, financial or political conditions in the United States or any other jurisdiction in which Agere or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (ii) conditions in the semiconductor industry, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iv) acts of terrorism or war; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby; (vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP) applicable to Agere or any of its Subsidiaries; (vii) compliance by Agere and its Subsidiaries with the express terms of this Agreement or the failure by Agere or any of its Subsidiaries to take any action that is prohibited by this Agreement; (viii) changes in Agere’s stock price or the trading volume of Agere stock, in and of itself; (ix) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or (x) any legal claims made or brought by any current or former Agere Stockholders (on their own behalf or on behalf of Agere) or other Legal Proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby.

(o)          “Agere Preferred Stock” shall mean the Preferred Stock, par value $1.00 per share, of Agere.

(p)          “Agere Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Agere and/or any of its Subsidiaries.

(q)          “Agere Restricted Stock Unit” shall mean any Agere Stock Award that is an award representing the right to receive in the future shares of Agere Common Stock from Agere in accordance with a vesting schedule or issuance schedule.

(r)           “Agere Rights Plan” shall mean that certain Amended and Restated Rights Agreement between Agere and Computershare Investor Services, LLC, as Rights Agent, dated May 27, 2005.

(s)           “Agere Rights Plan Amendment” means any amendment to the Agere Rights Plan so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated by this Agreement.

(t)	“Agere Stockholders” shall mean holders of shares of Agere Capital Stock.

(u)          “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Legal Requirements or other governmental action to close.

(v)          “Closing Average” shall mean the average of the closing sale prices for one share of LSI Common Stock as quoted on the NYSE for the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the Closing Date.

(w)         “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(x)          “Contract” shall mean any contract, subcontract, legally binding agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding, whether oral or in writing.

(y)          “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.

(z)          “DOJ” shall mean the United States Department of Justice or any successor thereto.

(aa)        “DOL” shall mean the United States Department of Labor or any successor thereto.

(bb)        “EC Merger Regulation” shall mean the Council Regulation No. 4064/89 of the European Community, as amended.

(cc)        “Employee Benefit Plan” means any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Agere or any of its Subsidiaries or LSI, as applicable, or any ERISA Affiliate or with respect to which any such party has or may have any Liability.

(dd)        “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the WEEE Directive, or any foreign Law implementing the WEEE Directive, and the RoHS Directive or any foreign Law implementing the RoHS Directive, all as amended at any time.

(ee)        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ff)         “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Agere or LSI, as applicable, or a Subsidiary of Agere or LSI, as applicable.

(gg)        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(hh)        “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ii)          “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(jj)          “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(kk)        “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

(ll)          “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(mm)     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(nn)        “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know-how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable), and

(vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

(oo)        “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(pp)        “LSI Balance Sheet” shall mean the unaudited balance sheet of LSI contained in the LSI Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2006.

(qq)	“LSI Board” shall mean the Board of Directors of LSI.

(rr)         “LSI Bylaws” shall mean the Amended and Restated Bylaws of LSI, as amended and in effect on the date hereof.

(ss)         “LSI Common Stock” shall mean the Common Stock, par value $0.01 per share, of LSI.

(tt)          “LSI Certificate of Incorporation” shall mean the LSI Restated Certificate of Incorporation, as amended and in effect on the date hereof.

(uu)        “LSI Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates or to which LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(vv)        “LSI Intellectual Property Rights” shall mean shall Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to LSI or its Subsidiaries.

(ww)     “LSI Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the LSI Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of LSI and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute an LSI Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether an LSI Material Adverse Effect has occurred or may, would or could occur: (i) economic, financial or political conditions in the United States or any other jurisdiction in which LSI or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on LSI and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (ii) conditions in the semiconductor industry, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on LSI and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on LSI and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iv) acts of terrorism or war; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby; (vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP) applicable to LSI or any of its Subsidiaries; (vii) compliance by LSI and its Subsidiaries with the express terms of this Agreement or the failure by LSI or any of its Subsidiaries to take any action that is prohibited by this Agreement; (viii) changes in LSI’s stock price or the trading volume of LSI stock, in and of itself; (ix) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or (x) any legal claims made or brought by any current or former LSI Stockholders (on their own behalf or on behalf of LSI) or other Legal Proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby.

(xx)       “LSI Rights Plan” shall mean that certain Preferred Share Purchase Rights Agreement between LSI and BankBoston, dated November 20, 1998.

(yy)        “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.

(zz)        “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(aaa)      “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(bbb)     “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

(ccc)      “NYSE” shall mean the New York Stock Exchange or any successor thereto.

(ddd)     “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(eee)      “Pension Plan” shall mean each Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(fff)         “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(ggg)     “Registered Intellectual Property” means any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

(hhh)     “RoHS Directive” shall mean the European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

(iii)        “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(jjj)        “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(kkk)     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(lll)        “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(mmm) “Superior Proposal” shall mean any bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of the applicable party hereto shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the other party hereto) that (A) the acquiring party is reasonably capable of timely consummating the proposed Acquisition Transaction on the terms proposed and without unreasonable delay and (B) the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the stockholders of the applicable party hereto (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (or any counter-offer or proposal made by the other party hereto).

(nnn)     “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.

(ooo)     “Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(ppp)     “Technology” shall mean any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(qqq)     “WEEE Directive” shall mean the European Directive 2002/96/EC on waste electrical and electronic equipment.

1.2          Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Affiliate Agreement	6.18
Agere	Preamble
Agere 2001 Plan	3.4(a)(ii)
Agere 401(k) Plans	6.12(a)
the Agere Board Recommendation	6.2(a)
the Agere Board Recommendation Change	6.2(b)
Agere Disclosure Letter	Article III
Agere Employees	6.13(a)
Agere Executive Agreement	6.13(d)
Agere In Licenses	3.19(h)
Agere Insiders	6.17(c)
Agere IP Licenses	3.19(i)
Agere Material Contract	3.13(a)
Agere Non-Employee Director Plan	3.4(a)(iii)
Agere Non-U.S. Employee Plans	3.14(k)
Agere Out Licenses	3.19(i)
Agere Pension Plan	3.14(g)
Agere Permits	3.11(b)
Agere Qualified Plan	3.14(e)
Agere Real Property Leases	3.16
Agere Registered Intellectual Property	3.19(a)
Agere Restricted Stock	2.7(d)(ii)
Agere SEC Reports	3.7(a)
Agere Stock Awards	3.4(c)
Agere Stock Option	2.7(d)(i)
Agere Stock Plans	3.4(b)
Agere Stockholder Meeting	6.3(a)
Agere Subordinated Note	3.4(a)
Agere Subsidiary Documents	3.3
Agere Terminating Plans	6.12(b)
Agere Voting Proposal	3.5(a)
Agreement	Preamble
Antitrust Laws	6.6(b)
Assumed Option	2.7(d)(i)
Assumed Unit	2.7(d)(iii)
BONY	5.3
Book Entry Shares	2.8(c)
Certificate of Merger	2.3
Certificates	2.8(c)
Closing	2.2
Closing Date	2.2

Code	Preamble
Common Stock Consideration	2.7(a)(i)
Confidentiality Agreement	6.7(h)
D&O Policy	6.15(c)
Delaware Secretary of State	2.3
DGCL	Preamble
Effective Time	2.3
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Exchange Ratio	2.7(a)(i)
Extended Termination Date	8.1(c)
Indemnified Parties	6.14(b)
Indenture	5.3
Initial Termination Date	8.1(c)
Joint Proxy Statement/Prospectus	6.4(a)
LSI	Preamble
the LSI Board Recommendation	6.2(a)
the LSI Board Recommendation Change	6.2(b)
LSI Convertible Note	4.4(a)(v)
LSI Disclosure Letter	Article IV
LSI ESPP	4.4(a)
LSI In Licenses	4.19(h)
LSI IP Licenses	4.19(g)
LSI Material Contract	4.13(a)
LSI Non-U.S. Employee Plans	4.14(k)
LSI Out Licenses	4.19(i)
LSI Pension Plan	4.14(g)
LSI Permits	4.11(b)
LSI Preferred Stock	4.4(a)
LSI Qualified Plan	4.14(e)
LSI Real Property Leases	4.16
LSI Registered Intellectual Property	4.19(a)
LSI SEC Reports	4.7(a)
LSI 2003 Stock Plan	4.4(a)(iii)
LSI Stock Plans	4.4(b)
LSI Stockholder Meeting	6.3(a)
LSI Stockholder Proposal	6.2(a)
LSI Subsidiary Documents	4.3
LSI Voting Proposal	4.5(a)
Maximum Annual Premium	6.14(c)
Merger	Preamble

Merger Stockholder Meetings	6.3(a)
Merger Sub	Preamble
PBGC	3.14(g)
PBGC Claims	3.14(g)
Qualifying Amendment	6.4(b)
Registration Statement	6.4(a)
Regulation M-A Filing	6.4(c)
Requisite Agere Stockholder Approval	3.5(b)
Requisite LSI Stockholder Approval	4.5(b)
Section 16 Information	6.17(b)
Surviving Corporation	2.1
Takeover Statute	3.24
Tax Opinions	6.19(b)
Termination Fee Amount	8.3(b)(i)
Triggering Event	8.1(f)
WARN Act	3.15(c)
1.3	Certain Interpretations.

(a)          Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.

(b)          Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)          The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)          When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)          The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date and at the Effective Time, Merger Sub shall be merged with and into Agere, the separate corporate existence of Merger Sub shall thereupon cease and Agere shall continue as the surviving corporation of the Merger. Agere, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2          The Closing.  The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by LSI and Agere, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as LSI and Agere shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.3          The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, LSI and Agere shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by LSI and Agere and specified in the Certificate of Merger is referred to herein as the “Effective Time.”

2.4          Effect of the Merger.  The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Agere and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Agere and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5	Certificate of Incorporation and Bylaws.

(a)           Certificate of Incorporation. Subject to the terms of Section 6.14(b), at the Effective Time, the Certificate of Incorporation of Agere shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such

Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Agere Systems Inc.”

(b)          Bylaws. Subject to the terms of Section 6.14(b), at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6	Directors and Officers.

(a)           Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)          Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7	Effect on Capital Stock.

(a)           Capital Stock of Constituent Companies. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of LSI, Merger Sub, Agere, or the holders of any of the following securities, the following shall occur:

(i)           Agere Common Stock. Other than as set forth in Section 2.7(d), each share of Agere Common Stock that is outstanding immediately prior to the Effective Time (other than shares of Agere Common Stock owned by LSI, Merger Sub or Agere, or by any direct or indirect wholly owned Subsidiary of LSI, Merger Sub or Agere, in each case immediately prior to the Effective Time) shall be canceled and extinguished and automatically converted into the right to receive 2.16 shares of LSI Common Stock and the associated rights issued under the LSI Rights Plan (the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to Section 2.7(c) (the “Common Stock Consideration”) upon the surrender of the certificate, if any, representing such share of Agere Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii)          Certain Owned Agere Common Stock. Each share of Agere Common Stock that is owned by LSI, Merger Sub or Agere, or by any direct or indirect wholly owned Subsidiary of LSI, Merger Sub or Agere, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)         Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)          Adjustment to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into LSI Common Stock or Agere Common Stock), reorganization, recapitalization, reclassification or other like change with respect to LSI Common Stock or Agere Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(c)           Fractional Shares. No fraction of a share of LSI Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Agere Common Stock who would otherwise be entitled to a fraction of a share of Agere Common Stock pursuant to this Section 2.7 (after aggregating all fractional shares of LSI Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of Agere Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10), receive from LSI an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of LSI Common Stock on the trading day immediately preceding the Closing Date.

(d)	Agere Stock Awards.

(i)           At the Effective Time, each Agere Stock Award that is a stock option to purchase shares of Agere Common Stock (each a “Agere Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by LSI. Each Assumed Option shall be converted into an option to acquire that number of shares of LSI Common Stock equal to the product obtained by multiplying (x) the number of shares of Agere Common Stock subject to such Agere Stock Option and (y) the Exchange Ratio, rounded up to the nearest whole share of LSI Common Stock. Each Assumed Option shall have a exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Agere Common Stock subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest one-hundredth of one cent). Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Agere Stock Option immediately prior to the Effective Time. It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time. For employees of Agere or its Subsidiaries located outside of the U.S., to the extent required to ensure compliance with applicable local laws, LSI may require that outstanding options be exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to at exercise immediately upon exercise and receive the difference between the market value of the shares at exercise and the exercise price in cash.

(ii)          If any shares of Agere Common Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Agere or under which Agere has any rights (the “Agere Restricted Stock”), then the Common Stock Consideration payable in exchange for such Agere Restricted Stock also shall be unvested and subject to the same repurchase option or obligation, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates, and the certificates representing such shares of Agere Restricted Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, Agere shall take all action that may be necessary to ensure that, from and after the Effective Time, LSI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(iii)        At the Effective Time, each Agere Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested or issuable (each, an “Assumed Unit”), shall be assumed by LSI. Each Assumed Unit shall be converted into an award to receive that number of shares of LSI Common Stock equal to the product obtained by multiplying (x) the number of shares of Agere Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (x) the Exchange Ratio, rounded up, if necessary, to the nearest whole share of LSI Common Stock. Each Assumed Unit that was granted with a purchase price equal to Agere par value or with no purchase price shall have a purchase price equal to LSI par value, which LSI shall deem paid by virtue of past services rendered by the holder of such Assumed Unit. Each Assumed Unit that was granted with a purchase price other than Agere par value shall have a purchase price per share equal to the quotient obtained by dividing (x) the per share purchase price of Agere Common Stock subject to such Assumed Unit by (y) the Exchange Ratio (which price per share shall be rounded down to the nearest one-hundredth of one cent). Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Agere Restricted Stock Unit immediately prior to the Effective Time; except that with respect to any Restricted Stock Unit which vests upon a specified date or dates if performance based criteria are achieved, achievement of such criteria shall be waived and the Restricted Stock Unit shall vest otherwise in accordance with its terms and conditions over the applicable period.

2.8	Exchange of Certificates.

(a)          Exchange Agent. Prior to the Closing Date, LSI shall select a bank or trust company reasonably acceptable to Agere to act as the exchange agent for the Merger pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Agere (the “Exchange Agent”).

(b)          LSI to Provide Common Stock. As promptly as practicable (and in any event within two (2) Business Days) following the Effective Time, LSI shall make available to the

Exchange Agent for exchange in accordance with this Article II, the shares of LSI Common Stock issuable pursuant to Section 2.7(a) in exchange for shares of Agere Common Stock. In addition, LSI shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.7(c) and any dividends or distributions to which holders of shares of Agere Common Stock may be entitled pursuant to Section 2.8(d). Any LSI Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)          Exchange Procedures. As promptly as practicable following the Effective Time, LSI shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Agere Common Stock (or effective affidavits of loss in lieu thereof) or non-certificated shares of Agere Common Stock represented by book entry (“Book Entry Shares”) (i) a letter of transmittal in customary form as Agere and LSI may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) or Book Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of LSI Common Stock pursuant to Section 2.7(a), cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.7(c) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d). With respect to uncertificated shares of Agere Common Stock held through “direct registration”, LSI shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Agere Common Stock and payment of cash in lieu of any fractional shares pursuant to Section 2.7(a), as promptly as practicable after the Effective Time. Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by LSI, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of LSI Common Stock (after taking into account all Certificates or such Book Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(a) (which, at the election of LSI, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements), payment in lieu of fractional shares to which such holder is entitled pursuant to Section 2.7(c) and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(d), and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the cash amounts payable upon the surrender of such Certificates or such Book Entry Shares pursuant to this Section 2.8. Until so surrendered, from and after the Effective Time outstanding Certificates or Book Entry Shares shall be deemed to evidence only the ownership of the number of full shares of LSI Common Stock into which such shares of Agere Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.7(c) and any dividends or distributions payable pursuant to Section 2.8(d).

(d)          Distributions With Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared or made after the date hereof with respect to LSI Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of LSI Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to LSI Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of LSI Common Stock represented thereby until the holders of record of such Certificates or such Book Entry Shares shall surrender such Certificates or such Book Entry Shares. Subject to applicable Legal Requirements, following surrender of any such Certificates or such Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of LSI Common Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of LSI Common Stock.

(e)          Transfers of Ownership. In the event that a transfer of ownership of shares of Agere Common Stock is not registered in the stock transfer books or ledger of Agere, or if shares of LSI Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to LSI (or any agent designated by LSI) any transfer or other Taxes required by reason of the issuance of shares of LSI Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of LSI (or any agent designated by LSI) that such transfer or other Taxes have been paid or are otherwise not payable.

(f)           Required Withholding. Each of the Exchange Agent, LSI and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)          No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, LSI, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of LSI Common Stock or Agere Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

(h)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 2.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for delivery or payment of the shares of LSI Common Stock issuable in respect thereof pursuant to Section 2.7(a), cash in lieu of any fractional shares payable in respect thereof pursuant to Section 2.7(c) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d).

2.9          No Further Ownership Rights in Agere Common Stock.  From and after the Effective Time, all shares of Agere Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Book Entry Shares theretofore representing any shares of Agere Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of LSI Common Stock issuable in respect thereof pursuant to Section 2.7(a) and Section 2.7(d), cash in lieu of any fractional shares payable in respect thereof pursuant to Section 2.7(c) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d). All shares of LSI Common Stock issued upon the surrender for exchange of shares of Agere Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(c) and any dividends or other distributions paid in respect thereof pursuant to Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Agere Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Agere Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then such Certificates shall be canceled and exchanged as provided in this Article II.

2.10       Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of LSI Common Stock issuable in respect thereof pursuant to Section 2.7(a), the cash in lieu of fractional shares payable in respect thereof pursuant to Section 2.7(c) and any dividends or distributions payable in respect thereof pursuant to Section 2.8(d); provided, however, that LSI may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against LSI, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11       Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Agere and Merger Sub, the directors and officers of Agere and Merger Sub shall have the authority to take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AGERE

Except (i) as set forth in the disclosure letter delivered by Agere to LSI dated as of the date hereof (the “Agere Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Agere Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Agere SEC Reports filed with the SEC prior to the date hereof (other than in any “risk factors” or other forward looking statements included therein), Agere hereby represents and warrants to LSI and Merger Sub as follows:

3.1          Organization and Qualification. Agere is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. Agere is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.2          Subsidiaries. A complete and accurate list of all of the Subsidiaries of Agere, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Agere or another Subsidiary or affiliate of Agere, is set forth in Section 3.2 of the Agere Disclosure Letter. Agere does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Agere and comprising less than one percent of the outstanding stock of such company. Each Subsidiary of Agere is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect. Each Subsidiary of Agere is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.3          Certificate of Incorporation and Bylaws. Agere has heretofore made available to LSI a complete and accurate copy of the Agere Certificate of Incorporation and Agere Bylaws. The Agere Certificate of Incorporation and Agere Bylaws, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Agere Subsidiary Documents”) are in full force and effect, and neither the Agere Board nor, to the knowledge of Agere, any Agere Stockholder has taken any action to amend the Agere Certificate of Incorporation or the Agere Bylaws in any respect. Agere has not taken any action in breach or violation of any of the provisions of the Agere Certificate of Incorporation or the Agere Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Agere Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.4	Capitalization.

(a)          The authorized capital stock of Agere consists of 1,000,000,000 shares of Agere Common Stock, and 250,000,000 shares of Agere Preferred Stock. As of November 30, 2006, (i) 167,741,924 shares of Agere Common Stock were issued and outstanding, (ii) 39,434,522 shares of Agere Common Stock were reserved for issuance pursuant to awards granted pursuant to Agere’s 2001 Long-Term Incentive Plan (the “Agere 2001 Plan”), (iii) 490,413 shares of Agere Common Stock were reserved for issuance pursuant to awards granted pursuant to Agere’s Non-Employee Director Stock Plan (the “Agere Non-Employee Director Plan”), (iv) 4,855,663 shares of Agere Common Stock were available for purchase pursuant to Agere’s ESPP, (v) 10,934,543 shares of Common Stock were issuable upon conversion of Agere’s 6.5% Convertible Subordinated Notes due December 15, 2009 (the “Agere Subordinated Notes”), (vi) no shares of Agere Common Stock were issued and held in the treasury of Agere; and (vii) no shares of Preferred Stock are issued and outstanding. Since November 30, 2006, Agere has not issued any securities (including derivative securities) except for shares of Agere Common Stock issued upon exercise of Agere Stock Awards, the vesting of Agere Restricted Stock Units or the matching of contributions to or otherwise in connection with 401(k) arrangements.

(b)          Section 3.4(b) of the Agere Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Agere that provides for the issuance of equity to any Person (the “Agere Stock Plans”). Agere has made available to LSI complete and accurate copies of all Agere Stock Plans and the forms of all award agreements evidencing outstanding Agere Stock Awards.

(c)          Section 3.4(c) of the Agere Disclosure Letter sets forth a complete and accurate list as of the date hereof of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Agere Stock Awards”) granted under any Agere Stock Plans or otherwise, indicating, with respect to each Agere Stock Award then outstanding, the type of awards granted, the number of shares of Agere Common Stock subject to such Agere Stock Award, the plan under which such Agere Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this

Agreement and whether (and to what extent) the vesting of such Agere Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement.

(d)           Except as described in Section 3.4(a) of this Agreement, no capital stock of Agere or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.4(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.4(c) of the Agere Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Agere or any of its Subsidiaries is a party, or by which Agere or any of its Subsidiaries is bound, obligating Agere or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Agere or any of its Subsidiaries or obligating Agere or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Agere or any of its Subsidiaries is a party, or by which it or they are bound, obligating Agere or any of its Subsidiaries with respect to any shares of capital stock of Agere or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Agere), of Agere or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Agere or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which Agere or any of its Subsidiaries is a party, or by which it or they are bound, obligating Agere or any of its Subsidiaries with respect to any shares of Agere Common Stock or shares of capital stock of any such Subsidiary.

(e)          All outstanding shares of Agere Common Stock are, and all shares of Agere Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Agere Certificate of Incorporation or the Agere Bylaws or any agreement to which Agere is a party or otherwise bound. None of the outstanding shares of Agere Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Agere are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Agere or a Subsidiary of Agere free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Agere or any of its Subsidiaries.

(f)           Agere Common Stock constitutes the only class of equity securities of Agere or its Subsidiaries registered or required to be registered under the Exchange Act.

3.5	Authority; Requisite Agere Stockholder Approval.

(a)        Agere has full corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the stockholders of Agere as described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Agere Board. As of the date of this Agreement, the Agere Board has determined by unanimous vote of the directors voting that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Agere stockholders and has by unanimous vote of the directors voting determined to recommend that the Agere Stockholders adopt this Agreement (the "Agere Voting Proposal"). This Agreement has been duly and validly executed and delivered by Agere, and assuming due authorization, execution and delivery by LSI and Merger Sub, this Agreement constitutes a valid and binding obligation of Agere, enforceable against Agere in accordance with its terms.

(b)          Except for the approval of the Agere Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Agere Common Stock entitled to vote at a meeting of the Agere Stockholders called to consider the Agere Voting Proposal (the “Requisite Agere Stockholder Approval”), no other corporate proceedings on the part of Agere are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.

3.6	Required Filings and Consents.

(a)          The execution and delivery by Agere of this Agreement do not, and the performance by Agere of its covenants and agreements under this Agreement and the consummation by Agere of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Agere Stockholder Approval conflict with or violate the Agere Certificate of Incorporation or the Agere Bylaws or any Agere Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.6(b) conflict with or violate any Legal Requirements applicable to Agere or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Agere’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Agere or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Agere or any of its Subsidiaries is a party or by which Agere or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Agere or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

(b)          The execution and delivery by Agere of this Agreement do not, and the performance by Agere of its covenants and agreements under this Agreement and the consummation by Agere of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, including the EC Merger Regulation, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.7	Agere SEC Reports.

(a)          Agere has filed and made available to LSI all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Agere with the SEC (collectively, the “Agere SEC Reports”). The Agere SEC Reports, including all forms, reports and documents filed by Agere with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Agere SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Agere with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Agere SEC Reports or necessary in order to make the statements in such Agere SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Agere is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b)          Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Agere SEC Reports, including any Agere SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Agere and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(c)          The chief executive officer and chief financial officer of Agere have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Agere is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

3.8	Disclosure Controls and Procedures.

(a)           Agere and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Agere and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Agere and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Agere Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Agere and its Subsidiaries.

(b)          To the knowledge of Agere, neither Agere nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Agere and its Subsidiaries, (ii) any fraud, whether or not material, that involves Agere’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Agere and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(c)           Neither Agere nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Agere or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Agere or any of its Subsidiaries in Agere’s consolidated financial statements.

(d)          Neither Agere nor any of its Subsidiaries nor, to the knowledge of Agere, any director, officer, auditor, accountant, consultant or representative of Agere or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Agere or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Agere or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Agere or any of its officers, directors, employees or agents to the current the Agere Board or any committee thereof or to any current director or executive officer of Agere.

(e)          To the knowledge of Agere, no employee of Agere or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Agere or any of its Subsidiaries. Neither Agere nor any of its Subsidiaries nor, to the knowledge of Agere, any director, officer, employee, contractor, subcontractor or agent of Agere or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Agere or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9          No Undisclosed Liabilities. Except as reflected in the Agere Balance Sheet, neither Agere nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Agere Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, an Agere Material Adverse Effect.

3.10       Absence of Certain Changes or Events. Since the date of the Agere Balance Sheet through the date hereof, Agere has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Agere Material Adverse Effect or (ii) any action taken by Agere or event that would have required the consent of LSI pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

3.11	Compliance with Laws; Permits.

(a)          Agere and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Agere or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

(b)          Agere and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Agere and its Subsidiaries taken as a whole as currently conducted (collectively, the “Agere Permits”). The Agere Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Agere, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Agere, threatened, seeking the suspension, revocation or cancellation of any Agere Permits. No Agere Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.12       Legal Proceedings; Orders. Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Agere or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Agere, threatened against Agere or any of its Subsidiaries, or any of their respective properties or assets. Neither Agere nor any Subsidiary of Agere is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Agere, the Agere Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13	Material Contracts.

(a)          For all purposes of and under this Agreement, an “Agere Material Contract” shall mean:

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Agere and its Subsidiaries;

(ii)          any employment-related Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii)         any Contract containing any covenant (A) limiting the right of Agere or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting Agere or any of its Subsidiaries (or, after the Closing Date, LSI) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv)         any Contract (A) relating to the pending or future disposition or acquisition by Agere or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Agere or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Agere’s Subsidiaries;

(v)	any material manufacturing Contract;

(vi)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $25,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii)       any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $5,000,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(viii)	any Contract that is collectively bargained by Agere;

(ix)         other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Agere or any of its Subsidiaries in any twelve (12) month period of $15,000,000 or more in any individual case that is not terminable by Agere or its Subsidiaries upon notice of ninety (90) days or less without material liability to Agere or its Subsidiary and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x)          any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have an Agere Material Adverse Effect and is not disclosed pursuant to clauses (i) through (x) above, inclusive.

(b)          Section 3.13(b) of the Agere Disclosure Letter contains a complete and accurate list of all Agere Material Contracts as of the date hereof, to or by which Agere or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.13(a) that describes such Agere Material Contract.

(c)          Each Agere Material Contract is valid and binding on Agere (and/or each such Subsidiary of Agere party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Agere nor any of its Subsidiaries party thereto, nor, to the knowledge of Agere, any other party thereto, is in breach of, or default under, any such Agere Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Agere or any of its Subsidiaries, or, to the knowledge of Agere, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.14	Employee Benefit Matters.

(a)          Section 3.14(a) of the Agere Disclosure Letter sets forth a complete and accurate list of all U.S. Agere Employee Plans. Neither Agere nor any ERISA Affiliate has any plan or commitment to establish any new Agere Employee Plan, to modify any Agere Employee

Plan (except to the extent required by law or to conform any such Agere Employee Plan to the requirements of any applicable law, in each case as previously disclosed to LSI in writing, or as required by this Agreement), or to adopt or enter into any Agere Employee Plan.

(b)          With respect to each Agere Employee Plan, Agere has made available to LSI complete and accurate copies of (i) such Agere Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each Agere Employee Plan that is funded, (viii) all material correspondence to or from any governmental agency relating to any Agere Employee Plan within the past two (2) years and (ix) the three (3) most recent plan years’ discrimination tests for each Agere Employee Plan.

(c)          Each Agere Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Agere, Agere’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Agere Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d)          Section 3.14(d) of the Agere Disclosure Letter contains a complete and accurate list of each Agere Employee Benefit Plan that has assets which include securities issued by Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates.

(e)           All Agere Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Agere Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Agere Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Agere has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Agere Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Agere, revocation has not been threatened, and no such Agere Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Agere Qualified Plan that resulted or may reasonably be expected to result in material liability to Agere. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Agere Employee Plan.

(f)           Neither Agere, any of Agere’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future material liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Agere Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Agere Employee Plan provides health benefits that are not fully insured through an insurance contract.

(g)          The Pension Plans set forth in Section 3.14(g) of the Agere Disclosure Letter are the only Pension Plans that Agere or any Agere ERISA Affiliate has maintained, sponsored, participated or contributed to in the preceding six (6) years, or currently maintains, sponsors, participates in or contributes to, or can reasonably expect to have future material liability with respect to, that is subject to Title IV of ERISA or Section 412 of the Code (each, an “Agere Pension Plan”). As of the Effective Time: (i) no legal or administrative action has been taken by the Pension Benefit Guaranty Corporation (the “PBGC”) to terminate or to appoint a trustee to administer any Agere Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by Agere or an Agere ERISA Affiliate that has not been satisfied in full; (iii) no Agere Pension Plan has a reportable event within the meaning of Section 4043 of ERISA for which the 30 day notice requirement has not been waived by the PBGC has occurred within the past six years or is reasonably expected to occur with respect to any Agere Employee Plan; and (iv) no Agere Pension Plan has incurred any event described in Section 4041, 4062 or 4063 of ERISA. No complete or partial termination of any Agere Employee Plan subject to Title IV of ERISA has occurred or is expected to occur and no proceedings have been instituted and, to the knowledge of Agere, no condition exists and no event has occurred that is reasonably likely to constitute grounds under Title IV of ERISA to terminate or appoint a trustee to administer any Agere Pension Plan. Each Agere Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and no Agere Pension Plan subject to §412 or 418B of the Code or §302 of ERISA has incurred any accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under §412 of the Code or §303 or 304 of ERISA. Except for payments of premiums to the PBGC, which have been paid in full, Agere has not incurred any liability (including any indirect liability through an agreement with any other party and any material contingent or material secondary liability) to the PBGC in connection with any Agere Pension Plan covering any active, retired or former employees or directors of Agere, including any liability under §4069 or 4212(c) of ERISA or any penalty imposed under §4071 of ERISA, or ceased operations at any facility or withdrawn from any such Agere Pension Plan in a manner which could subject it to liability under §4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of Agere to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against Agere by the PBGC (“PBGC Claims”). Section 3.14(g) of the Agere Disclosure Letter sets forth the approximate liability for any Agere Pension Plan accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA.

(h)          Other than as required under Section 601 et seq. of ERISA or equivalent state law, none of the Agere Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Agere’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(i)           There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Agere, threatened or reasonably anticipated, with respect to any Agere Employee Plan or the assets of any Agere Employee Benefit Plan, other than claims for benefits in the ordinary course. No Agere Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(j)           To the knowledge of Agere, each individual who has received compensation for the performance of services on behalf of Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(k)          Each Agere Employee Plan maintained or covering employees outside the United States (the “Agere Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. No such Agere Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Section 3.13(k) of the Agere Disclosure Letter contains a complete and accurate list of each country in which Agere or any of its Subsidiaries or affiliates has operations as of the Agere Balance Sheet Date and the approximate number of employees in each such country as of the Agere Balance Sheet Date.

(l)           Section 3.14(l) of the Agere Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Agere or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business; and (ii) all operative severance agreements, programs and policies of Agere or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(m)         All contributions required to be made with respect to any Agere Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on Agere Balance Sheet.

(n)          The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Agere or any Subsidiary of Agere to severance pay, or any other payment from Agere or any of its Subsidiaries, or pursuant to any Agere Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. Section 3.13(n) of the Agere Disclosure Letter contains a complete and accurate list of each Agere “disqualified individual” (as defined in Code Section 280G and the regulations thereunder). No payment or benefit which will or may be made by Agere or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Agere or any ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(o)          Each material nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Agere has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No material nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(p)          No stock option, stock appreciation right or service provider warrant of Agere (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(q)          Neither Agere nor any ERISA Affiliate has or is reasonably likely to have any liability or obligations to Lucent or AT&T, with respect to any compensation or benefits with respect to employees or former employees of Lucent or AT&T who are not employees or former employees of Agere pursuant to an agreement with Lucent or AT&T.

(r)           There is no Contract to which Agere or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Agere or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

3.15	Labor Matters.

(a)          Agere and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have an Agere Material Adverse Effect.

(b)          To the knowledge of Agere: (i) there are no current labor union organizing activities with respect to any employees of Agere and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Agere and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Agere or any of its Subsidiaries.

(c)          Agere and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs.

3.16       Properties. Agere and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Agere Balance Sheet (except for personal property sold since the date of the Agere Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Agere Balance Sheet are free and clear of all Liens, except for Liens reflected on the Agere Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Agere or any of its Subsidiaries is a party (collectively, the “Agere Real Property Leases”) are in full force and effect, except where the failure of such Agere Real Property Leases to be in full force and effect would not be reasonably likely to result in an Agere Material Adverse Effect. There is no default by Agere or any of its Subsidiaries under any of the Agere Real Property Leases, or, to the knowledge of Agere, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in an Agere Material Adverse Effect.

3.17       Tax Matters. Agere and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects, (ii) Agere and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of Agere have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes, (v) there are no Liens for Taxes on any of the assets of Agere or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (vi) none of Agere or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) and (vii) none of Agere or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

3.18	Environmental Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Agere or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Agere or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Agere or any of its Subsidiaries or as a consequence of the acts of Agere, its Subsidiaries or their agents.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, Agere and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, the Hazardous Materials Activities of Agere and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, Agere and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d)          No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Agere, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Agere or any of its

Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

(e)          Neither Agere nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have an Agere Material Adverse Effect. Except as would not reasonably be expected to have an Agere Material Adverse Effect, neither Agere nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Agere or any of its Subsidiaries.

(f)           Agere and the Subsidiaries have delivered to LSI or made available for inspection by LSI and its agents, representatives and employees all material environmental site assessments and environmental audits in Agere’s possession or control. Agere and the Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.19	Intellectual Property Matters.

(a)          Section 3.19(a) of the Agere Disclosure Letter contains a complete and accurate list of all Patents that are Registered Intellectual Property owned or purported to be owned by Agere or any of its Subsidiaries (such Patents and all other material Registered Intellectual Property owned or purported to be owned by Agere or any of its Subsidiaries, collectively the “Agere Registered Intellectual Property”).

(b)          All material Agere Registered Intellectual Property Rights are owned exclusively by Agere or one or more of its Subsidiaries free and clear of any Liens (excluding any rights granted to any licensee of any Agere Intellectual Property Right entered into in the ordinary course of business). Neither Agere nor any of its Subsidiaries has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material Agere Registered Intellectual Property Rights.

(c)          Neither Agere nor its Subsidiaries has, in the conduct of the business of Agere and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization, any Intellectual Property Rights owned by any third Person. There is no pending or, to Agere’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Agere or any of its Subsidiaries, alleging that any activities or conduct of Agere’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any Agere Intellectual Property Rights. Agere is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Agere’s or any of its Subsidiaries’ rights to use, license or transfer any Agere Intellectual Property Rights, (ii) materially restrict the conduct of the business of Agere or any of its

Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require Agere or any of its Subsidiaries to license or transfer any Agere Intellectual Property Rights.

(d)          Neither Agere nor any Agere Subsidiary has committed, agreed or become obligated to license on a royalty-free basis, any Agere Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e)          Agere and its Subsidiaries have taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by Agere or such Subsidiary that is material to the business of Agere and its Subsidiaries as currently conducted.

(f)           To the knowledge of Agere, all material Agere Intellectual Property Rights are, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party.

(g)          To the knowledge of Agere, no third party is misappropriating, infringing, diluting or violating any Agere Intellectual Property Rights in a manner that has or would reasonably be expected to have an Agere Material Adverse Effect. There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Agere or any of its Subsidiaries against any third party with respect to any Agere Intellectual Property Rights, which remain unresolved as of the date hereof.

(h)          Section 3.19(h) of the Agere Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Agere or any of its Subsidiaries any Intellectual Property Right that is material to the business of Agere or any Agere Subsidiary (“Agere In Licenses”), other than Contracts with respect to commercial available Technology that is not included in an Agere Product or necessary to the manufacture of and Agere Product.

(i)           Section 3.19(i) of the Agere Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Agere or any of its Subsidiaries has granted a third Person or affiliate any rights or licenses to any Agere Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“Agere Out Licenses,” and together with the Agere In Licenses, the “Agere IP Licenses”).

(j)           Neither Agere nor any of its Subsidiaries, nor, to the knowledge of Agere any other party to an Agere IP License, is in material breach of any such Agere IP License that is material to the business of Agere and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by Agere or any of its Subsidiaries of any Agere IP License, (ii) the termination, impairment or restriction of any right or license granted to Agere or any of its Subsidiaries under an Agere IP License, or (iii) Agere or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Agere Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have an Agere Material Adverse Effect.

3.20       Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Agere or any of its Subsidiaries have been made available to LSI. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.21       Interested Party Transactions. Since September 30, 2006, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

3.22       Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Goldman, Sachs & Co., whose brokerage, finder’s or other fees will be paid by Agere) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Agere or any of its Subsidiaries. Agere has furnished to LSI a complete and correct copy of all agreements between Agere and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any such payment.

3.23       Opinion of Financial Advisor of Agere. The financial advisor of Agere, Goldman, Sachs & Co., has delivered to the Board of Directors of Agere an opinion to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Agere. Such opinion has not been withdrawn, revoked or modified.

3.24       Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to Agere, the Merger or any of the other transactions contemplated by this Agreement.

3.25       Rights Plan. Agere has taken all action so that (a) the approval, execution and delivery of this Agreement, the consummation of the Merger and the transactions contemplated hereby, and the public announcement of any of the foregoing shall not cause any of LSI, Merger Sub or any of their Affiliates to be deemed to be an “Acquiring Person” (as such term is defined in the Agere Rights Plan) under the Agere Rights Plan and (b) the entering into of this Agreement and consummating the transactions contemplated hereby will not result in the grant of any rights to any Person under the Agere Rights Plan or enable or require the Agere Rights to be exercised, distributed or triggered as a result thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LSI AND MERGER SUB

Except (i) as set forth in the disclosure letter delivered by LSI to Agere dated as of the date hereof (the “LSI Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the LSI Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any LSI SEC Reports filed with the SEC prior to the date hereof (other than in any “risk factors” or other forward looking statements included therein), LSI and Merger Sub hereby represent and warrant to Agere as follows:

4.1          Organization and Qualification. Each of LSI and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. LSI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect. Merger Sub has been formed by LSI for the purposes of the Merger and has no material, assets, Liabilities or operations except as contemplated hereby.

4.2          Subsidiaries. A complete and accurate list of all of the Subsidiaries of LSI, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by LSI or another Subsidiary or affiliate of LSI, is set forth in Section 4.2 of the LSI Disclosure Letter. LSI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, excluding securities in any publicly traded company held for investment by LSI and comprising less than one percent of the outstanding stock of such company. Each Subsidiary of LSI is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect. Each Subsidiary of LSI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.3          Certificate of Incorporation and Bylaws. LSI has heretofore made available to Agere a complete and accurate copy of the LSI Certificate of Incorporation and LSI Bylaws. The LSI Certificate of Incorporation and LSI Bylaws, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “LSI Subsidiary Documents”) are in full force and effect, and neither the LSI Board nor, to the knowledge of LSI, any LSI Stockholder has taken any action to amend the LSI Certificate of Incorporation or the LSI Bylaws in any respect. LSI has not taken any action in breach or violation of any of the provisions of the LSI Certificate of Incorporation or the LSI Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective LSI Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.4	Capitalization.

(a)          The authorized capital stock of LSI consists of 1,300,000,000 shares of LSI Common Stock, and 2,000,000 shares of LSI preferred stock, par value $0.01 per share (“LSI Preferred Stock”). As of November 30, 2006, (i) 403,412,361 shares of LSI Common Stock were issued and outstanding, (ii) no shares of LSI Preferred Stock were issued and outstanding, (iii) 3,792,827 shares of LSI Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to LSI’s 2003 Equity Incentive Plan (the “LSI 2003 Stock Plan”), (iv) 18,457,370 shares of LSI Common Stock were available for purchase pursuant to LSI’s Employee Stock Purchase Plan and International Stock Purchase Plan (the “LSI ESPP”), (v) 26,080,460 shares of Common Stock were issuable upon conversion of LSI’s 4% Convertible Subordinated Notes due May 2010 (the “LSI Convertible Notes”), and (vi) no shares of LSI Common Stock were issued and held in the treasury of LSI. Since November 30, 2006, LSI has not issued any securities (including derivative securities) except for shares of LSI Common Stock issued upon exercise of stock options or other stock awards.

(b)          Section 4.4(b) of the LSI Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by LSI that provides for the issuance of equity to any Person (the “LSI Stock Plans”). LSI has made available to Agere complete and accurate copies of all LSI Stock Plans and the forms of all award agreements evidencing outstanding LSI Stock Awards.

(c)          Except as described in Section 4.4(a) of this Agreement, no capital stock of LSI or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.4(a) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date and described on Section 4.4(b) of the LSI Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which LSI or any of its Subsidiaries is a party, or by which LSI or any of its Subsidiaries is bound, obligating LSI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of LSI or any of its Subsidiaries or obligating LSI or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which LSI or any of its Subsidiaries is a party, or by which it or they are bound, obligating LSI or any of its Subsidiaries with respect to any shares of capital stock of LSI or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of LSI), of LSI or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of LSI or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which LSI or any of its Subsidiaries is a party, or by which it or they are bound, obligating LSI or any of its Subsidiaries with respect to any shares of LSI Common Stock or shares of capital stock of any such Subsidiary.

(d)          All outstanding shares of LSI Common Stock are, all shares of LSI Common Stock reserved for issuance as specified above, and all shares of LSI Common Stock to be issued in the Merger pursuant to Section 2.7(a) or upon the exercise of Assumed Options pursuant to Section 2.7(e), will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the LSI Certificate of Incorporation or the LSI Bylaws or any agreement to which Agere is a party or otherwise bound. None of the outstanding shares of LSI Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of LSI are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by LSI or a Subsidiary of LSI free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of LSI or any of its Subsidiaries.

(e)          LSI Common Stock constitutes the only class of equity securities of LSI or its Subsidiaries registered or required to be registered under the Exchange Act.

4.5	Authority; Requisite LSI Stockholder Approval.

(a)          LSI has full corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the stockholders of LSI as described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the LSI Board. As of the date of this Agreement, the LSI Board has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the LSI stockholders and has unanimously recommended that the LSI Stockholders approve the issuance of shares of Common Stock in the Merger (the “LSI Voting Proposal”). This Agreement has been duly and validly executed and delivered by LSI, and assuming due authorization, execution and delivery by LSI, this Agreement constitutes a valid and binding obligation of LSI, enforceable against LSI in accordance with its terms.

(b)          Except for the approval of the LSI Voting Proposal by the affirmative vote of the holders of a majority of votes cast on the LSI Voting Proposal at the LSI Stockholder Meeting called to consider the LSI Voting Proposal, provided that the total vote cast on the LSI Voting Proposal represents over fifty percent in interest of all securities entitled to vote on the

LSI Voting Proposal (the “Requisite LSI Stockholder Approval”), no other corporate proceedings on the part of LSI are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.

4.6	Required Filings and Consents.

(a)          The execution and delivery by LSI of this Agreement do not, and the performance by LSI of its covenants and agreements under this Agreement and the consummation by LSI of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite LSI Stockholder Approval, conflict with or violate the LSI Certificate of Incorporation or the LSI Bylaws or any LSI Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.6(b) conflict with or violate any Legal Requirements applicable to LSI or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair LSI’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of LSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LSI or any of its Subsidiaries is a party or by which LSI or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of LSI or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

(b)          The execution and delivery by LSI of this Agreement do not, and the performance by LSI of its covenants and agreements under this Agreement and the consummation by LSI of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, including the EC Merger Regulation, (iii) the filing of a Registration Statement with the SEC in accordance with the Securities Act, and the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.7	LSI SEC Reports.

(a)          LSI has filed and made available to LSI all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by LSI with the SEC since December 1, 2000 (collectively, the “LSI SEC Reports”). The LSI SEC Reports, including all forms, reports and documents filed by LSI with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the LSI SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by LSI with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such LSI SEC Reports or necessary in order to make the statements in such LSI SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of LSI is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b)          Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the LSI SEC Reports, including any LSI SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of LSI and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(c)          The chief executive officer and chief financial officer of LSI have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and LSI is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

4.8	Disclosure Controls and Procedures.

(a)          LSI and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of LSI and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of LSI and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the LSI Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LSI and its Subsidiaries.

(b)          To the knowledge of LSI, neither LSI nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by LSI and its Subsidiaries, (ii) any fraud, whether or not material, that involves LSI’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by LSI and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(c)           Neither LSI nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among LSI or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, LSI or any of its Subsidiaries in LSI’s consolidated financial statements.

(d)          Neither LSI nor any of its Subsidiaries nor, to the knowledge of LSI, any director, officer, auditor, accountant, consultant or representative of LSI or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that LSI or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing LSI or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by LSI or any of its officers, directors, employees or agents to the current the LSI Board or any committee thereof or to any current director or executive officer of LSI.

(e)          To the knowledge of LSI, no employee of LSI or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by LSI or any of its Subsidiaries. Neither LSI nor any of its Subsidiaries nor, to the knowledge of LSI, any director, officer, employee, contractor, subcontractor or agent of LSI or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of LSI or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.9          No Undisclosed Liabilities. Except as reflected in the LSI Balance Sheet, neither LSI nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the LSI Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, an LSI Material Adverse Effect.

4.10       Absence of Certain Changes or Events. Since the date of the LSI Balance Sheet through the date hereof, LSI has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any LSI Material Adverse Effect or (ii) any action taken by LSI or event that would have required the consent of LSI pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.11	Compliance with Laws; Permits.

(a)          LSI and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to LSI or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

(b)          LSI and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of LSI and its Subsidiaries taken as a whole as currently conducted (collectively, the “LSI Permits”). The LSI Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of LSI, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of LSI, threatened, seeking the suspension, revocation or cancellation of any LSI Permits. No LSI Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.12       Legal Proceedings; Orders. Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against LSI or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of LSI, threatened against LSI or any of its Subsidiaries, or any of their respective properties or assets. Neither LSI nor any Subsidiary of LSI is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by LSI, the LSI Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.13	Material Contracts.

(a)          For all purposes of and under this Agreement, a “LSI Material Contract” shall mean:

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to LSI and its Subsidiaries;

(ii)          any employment-related Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii)         any Contract containing any covenant (A) limiting the right of LSI or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting LSI or any of its Subsidiaries (or, after the Closing Date, LSI) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv)         any Contract (A) relating to the pending or future disposition or acquisition by LSI or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which LSI or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than LSI’s Subsidiaries;

(v)	material manufacturing Contract;

(vi)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $25,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii)       any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $5,000,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(viii)	any Contract that is collectively bargained by LSI;

(ix)         other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by LSI or any of its Subsidiaries in any twelve (12) month period of $15,000,000 or more in any individual case that is not terminable by LSI or its Subsidiaries upon notice of ninety (90) days or less without material liability to LSI or its Subsidiary and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x)          any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have an LSI Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b)          Section 4.13(b) of the LSI Disclosure Letter contains a complete and accurate list of all LSI Material Contracts as of the date hereof, to or by which LSI or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.13(a) that describes such LSI Material Contract.

(c)          Each LSI Material Contract is valid and binding on LSI (and/or each such Subsidiary of LSI party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither LSI nor any of its Subsidiaries party thereto, nor, to the knowledge of LSI, any other party thereto, is in breach of, or default under, any such LSI Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by LSI or any of its Subsidiaries, or, to the knowledge of LSI, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.14	Employee Benefit Matters.

(a)          Section 4.14(a) of the LSI Disclosure Letter sets forth a complete and accurate list of all U.S. LSI Employee Plans. Neither LSI nor any ERISA Affiliate has any plan or commitment to establish any new LSI Employee Plan, to modify any LSI Employee Plan (except to the extent required by law or to conform any such LSI Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Agere in writing, or as required by this Agreement), or to adopt or enter into any LSI Employee Plan.

(b)          With respect to each LSI Employee Plan, LSI has made available to Agere complete and accurate copies of (i) such LSI Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each LSI Employee Plan that is funded, (viii) all material correspondence to or from any governmental agency relating to any LSI Employee Plan within the past two (2) years, and (ix) the three (3) most recent plan years’ discrimination tests for each LSI Employee Plan.

(c)          Each LSI Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements,

including if applicable, ERISA and the Code, and in accordance with its terms, and each of LSI, LSI’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each LSI Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d)          Section 4.14(d) of the LSI Disclosure Letter contains a complete and accurate list of each LSI Employee Benefit Plan that has assets which include securities issued by LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates.

(e)           All LSI Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “LSI Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such LSI Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or LSI has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such LSI Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of LSI, revocation has not been threatened, and no such LSI Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any LSI Qualified Plan that resulted or may reasonably be expected to result in material liability to LSI. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any LSI Employee Plan.

(f)           Neither LSI, any of LSI’s Subsidiaries nor any of their respective ERISA Affiliates has in the past six (6) years maintained, participated in or contributed to (or been obligated to contribute to) or can reasonably be expected to have future material liability with respect to (i)  a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No LSI Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No LSI Employee Plan provides health benefits that are not fully insured through an insurance contract.

(g)          The Pension Plans set forth in Section 4.14(g) of the LSI Disclosure Letter are the only Pension Plans that LSI or any LSI ERISA Affiliate has maintained, sponsored, participated or contributed to in the preceding six (6) years, or currently maintains, sponsors, participates in or contributes to, or can reasonably be expected to have future material liability with respect to, that is subject to Title IV of ERISA or Section 412 of the Code (each, an “LSI Pension Plan”). As of the Effective Time: (i) no legal or administrative action has been taken by the PBGC to terminate or to appoint a trustee to administer any LSI Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by LSI or an LSI ERISA Affiliate that has not been satisfied in full; (iii) no LSI Pension Plan has a reportable event within the meaning of Section 4043 of ERISA for which the 30 day notice requirement has not been waived by the PBGC has occurred within the past six years or is reasonably expected to occur with respect to any LSI Employee Plan; and (iv) no LSI Pension Plan has incurred any event described in Section 4041, 4062 or 4063 of ERISA. No complete or partial termination of any LSI Employee Plan subject to Title IV of ERISA has occurred or is expected to occur and no proceedings have been instituted and, to the knowledge of LSI, no condition exists and no event has occurred that is reasonably likely to constitute grounds under Title IV of ERISA to terminate or appoint a trustee to administer any LSI Pension Plan. Each LSI Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and no LSI Pension Plan subject to §412 or 418B of the Code or §302 of ERISA has incurred any accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under §412 of the Code or §303 or 304 of ERISA. Except for payments of premiums to the PBGC, which have been paid in full, LSI has not incurred any liability (including any indirect liability through an agreement with any other party and any material contingent or material secondary liability) to the PBGC in connection with any LSI Pension Plan covering any active, retired or former employees or directors of LSI, including any liability under §4069 or 4212(c) of ERISA or any penalty imposed under §4071 of ERISA, or ceased operations at any facility or withdrawn from any such LSI Pension Plan in a manner which could subject it to liability under §4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of LSI to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any PBGC Claims being made against LSI. Section 4.14(g) of the LSI Disclosure Letters sets forth the approximate liability for any LSI Pension Plan accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA.

(h)          Other than as required under Section 601 et seq. of ERISA or equivalent state law, none of the LSI Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under LSI’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(i)           There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of LSI, threatened or reasonably anticipated, with respect to any LSI Employee Plan or the assets of any LSI Employee Benefit Plan, other than claims for benefits in the ordinary course. No LSI Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(j)           To the knowledge of LSI, each individual who has received compensation for the performance of services on behalf of LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(k)          Each LSI Employee Plan maintained or covering employees outside the United States (the “LSI Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. No such LSI Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Section 4.14(k) of the LSI Disclosure Letter contains a complete and accurate list of each country in which LSI or any of its Subsidiaries or affiliates has operations as of the LSI Balance Sheet Date and the approximate number of employees in each such country as of the LSI Balance Sheet Date.

(l)           Section 4.14(l) of the LSI Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of LSI or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business; and (ii) all operative severance agreements, programs and policies of LSI or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(m)         All contributions required to be made with respect to any LSI Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on LSI Balance Sheet.

(n)          The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of LSI or any Subsidiary of LSI to severance pay, or any other payment from LSI or any of its Subsidiaries, or pursuant to any LSI Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. Section 4.14(n) of the LSI Disclosure Letter contains a complete and accurate list of each LSI “disqualified individual” (as defined in Code Section 280G and the regulations thereunder). No payment or benefit which will or may be made by LSI or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which LSI or any ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(o)          Each material nonqualified deferred compensation plan maintained or sponsored by LSI (as such term is defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No material nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(p)          No stock option, stock appreciation right or service provider warrant of LSI (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(q)          There is no Contract to which LSI or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of LSI or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

4.15	Labor Matters.

(a)          LSI and each of its Subsidiaries: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except, in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have an LSI Material Adverse Effect.

(b)          To the knowledge of LSI: (i) there are no current labor union organizing activities with respect to any employees of LSI and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of LSI and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting LSI or any of its Subsidiaries.

(c)          LSI and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs

4.16       Properties. LSI and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the LSI Balance Sheet (except for personal property sold since the date of the LSI Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the LSI Balance Sheet are free and clear of all Liens, except for Liens reflected on the LSI Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which LSI or any of its Subsidiaries is a party (collectively, the “LSI Real Property Leases”) are in full force and effect, except where the failure of such LSI Real Property Leases to be in full force and effect would not be reasonably likely to result in an LSI

Material Adverse Effect. There is no default by LSI or any of its Subsidiaries under any of the LSI Real Property Leases, or, to the knowledge of LSI, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in an LSI Material Adverse Effect.

4.17       Tax Matters. LSI and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects, (ii) LSI and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of LSI have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes, (v) there are no Liens for Taxes on any of the assets of LSI or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (vi) none of LSI or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) and (vii) none of LSI or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

4.18	Environmental Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by LSI or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by LSI or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by LSI or any of its Subsidiaries or as a consequence of the acts of LSI, its Subsidiaries or their agents.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, LSI and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, the Hazardous Materials Activities of LSI and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, LSI and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d)          No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of LSI, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of LSI or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

(e)          Neither LSI nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have an LSI Material Adverse Effect. Except as would not reasonably be expected to have an LSI Material Adverse Effect, neither LSI nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of LSI or any of its Subsidiaries.

(f)           LSI and the Subsidiaries have delivered to LSI or made available for inspection by LSI and its agents, representatives and employees all material environmental site assessments and environmental audits in LSI’s possession or control. LSI and the Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.19	Intellectual Property Matters.

(a)          Section 4.19(a) of the LSI Disclosure Letter contains a complete and accurate list of all Patents that are Registered Intellectual Property owned or purported to be owned by LSI or any of its Subsidiaries (such Patents and all other material Registered Intellectual Property owned or purported to be owned by LSI or any of its Subsidiaries, collectively the “LSI Registered Intellectual Property”).

(b)          All material LSI Registered Intellectual Property Rights are owned exclusively by LSI or one or more of its Subsidiaries free and clear of any Liens (excluding any rights granted to any licensee of any LSI Intellectual Property Right entered into in the ordinary course of business). Neither LSI nor any of its Subsidiaries has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material LSI Registered Intellectual Property Rights.

(c)          Neither LSI nor its Subsidiaries has, in the conduct of the business of LSI and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization, of any Intellectual Property Rights owned by any third Person. There is no pending or, to LSI’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against LSI or any of its Subsidiaries, alleging that any activities or conduct of LSI’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any LSI Intellectual Property Rights. LSI is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict LSI’s or any of its Subsidiaries’ rights to use, license or transfer any LSI Intellectual Property Rights, (ii) materially restrict the conduct of the business of LSI or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require LSI or any of its Subsidiaries to license or transfer any LSI Intellectual Property Rights.

(d)          Neither LSI nor any LSI Subsidiary has committed, agreed or become obligated to license on a royalty-free basis any LSI Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e)          LSI and its Subsidiaries have taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by LSI or such Subsidiary that is material to the business of LSI and its Subsidiaries as currently conducted.

(f)           To the knowledge of LSI, all material LSI Intellectual Property Rights are, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party.

(g)          To the knowledge of LSI, no third party is misappropriating, infringing, diluting or violating any LSI Intellectual Property Rights in a manner that has or would reasonably be expected to have an LSI Material Adverse Effect. There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by LSI or any of its Subsidiaries against any third party with respect to any LSI Intellectual Property Rights, which remain unresolved as of the date hereof.

(h)          Section 4.19(h) of the LSI Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to LSI or any of its Subsidiaries any Intellectual Property Right that is material to the business of LSI or any LSI Subsidiary (“LSI In Licenses”), other than Contracts with respect to commercial available Technology that is not included in any LSI Product or necessary to the manufacture of any LSI Product.

(i)           Section 4.19(i) of the LSI Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which LSI or any of its Subsidiaries has granted a third Person or affiliate any rights or licenses to any LSI Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“LSI Out Licenses,” and together with the LSI In Licenses, the “LSI IP Licenses”).

(j)           Neither LSI nor any of its Subsidiaries, nor, to the knowledge of LSI any other party to an LSI IP License, is in material breach of any such LSI IP License that is material to the business of LSI and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by LSI or any of its Subsidiaries of any LSI IP License, (ii) the termination, impairment or restriction of any right or license granted to LSI or any of its Subsidiaries under an LSI IP License, or (iii) LSI or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material LSI Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have an LSI Material Adverse Effect.

4.20       Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by LSI or any of its Subsidiaries have been made available to LSI. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

4.21       Interested Party Transactions. Since December 31, 2005, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

4.22       Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”), whose brokerage, finder’s or other fees will be paid by LSI) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LSI or any of its Subsidiaries. LSI has furnished to Agere a complete and correct copy of all agreements between LSI and Morgan Stanley pursuant to which such firm would be entitled to any such payment.

4.23       Opinion of Financial Advisor of LSI. The financial advisor of LSI, Morgan Stanley, has delivered to the Board of Directors of LSI an opinion to the effect that, as of the date of this Agreement, and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to LSI. Such opinion has not been withdrawn, revoked or modified.

4.24       Takeover Statutes. No Takeover Statute is applicable to LSI, the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1          Affirmative Obligations(a)   Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the Agere Disclosure Letter or the LSI Disclosure Letter, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of Agere and LSI shall, and each of them shall cause its Subsidiaries to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due and (iv) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2          Negative Obligations.Except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the Agere Disclosure Letter or the LSI Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither Agere nor LSI shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(a)          propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents, provided that the organizational documents of Subsidiaries may be amended in a way that is not material;

(b)          authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date hereof, (ii) grants of purchase rights under an employee stock purchase or other similar plan, and (iii) grants to newly hired employees of stock options to purchase common stock granted in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of common stock and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby.

(c)          acquire or redeem, directly or indirectly, or amend any of its securities or any securities of any of its Subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit Agere or LSI from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(d)          other than cash dividends made by any of its direct or indirect wholly owned Subsidiaries to itself or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit Agere or LSI from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(e)          propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Agere or LSI from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(f)           (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, (B) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice, (C) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, and (D) with respect only to existing indebtedness having a maturity date occurring after the date of this Agreement but prior to the Effective Time, to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except (A) pursuant to, or as permitted under the indebtedness described in (i), (B) as incurred in the ordinary course of business consistent with past practices, or (C) any rights granted to any licensee of any Agere Intellectual Property Right entered into in the ordinary course of business consistent with past practice;

(g)          except as may be required by applicable Legal Requirements, or to satisfy contractual obligations existing on the date hereof; (i) enter into, adopt, amend (including to provide for the acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation or fringe benefits of any consultant, director, officer or employee, or (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this paragraph (g) shall not prevent either company or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with non-officer employees in the ordinary course of business consistent with past practices, or (B) from increasing annual compensation of non-officer employees and/or from providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense);

(h)          forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or any of its Affiliates;

(i)           make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans or any Employee Benefit Plans of any of its Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j)	enter into, amend, or extend any collective bargaining agreement;

(k)          acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice, or (iii) transactions not in excess of $10,000,000 individually, or $40,000,000 in the aggregate;

(l)           except as may be required to remain in compliance with applicable Legal Requirements or GAAP, make any change in any of the accounting principles or practices used by it;

(m)         make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n)          enter into any Contract that would be an Agere Material Contract or an LSI Material Contract, as the case may be, or amend in any material respect any Agere Material Contract or LSI Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any Agere Material Contract or LSI Material Contract, as the case may be;

(o)          grant any exclusive rights with respect to any of its material Intellectual Property Rights or the material Intellectual Property Rights of any of its Subsidiaries, divest any of its material Intellectual Property Rights or the material Intellectual Property Rights of any of its Subsidiaries, or materially modify the standard warranty terms for Agere Products or LSI Products, as the case may be, or services or materially amend or modify any product or service warranty;

(p)          acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(q)          authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $40,000,000; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(r)           settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Agere Balance Sheet or the LSI Balance Sheet, as the case may be, (ii) covered by existing insurance policies, (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice, including licensing and other settlements arising out of Agere’s Intellectual Property Business or (iv) otherwise less than $500,000 individually and $5,000,000 in the aggregate;

(s)           except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t)           except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders; or

(u)          enter into a Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action which would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

5.3	Supplemental Indenture

At the Closing, Agere shall execute and deliver to The Bank of New York, as trustee (“BONY”) under the Indenture, dated as of June 19, 2002, between Agere and BONY, as supplemented by that Supplemental Indenture No. 1, dated as of May 27, 2005 between Agere and BONY (collectively, the “Indenture”) relating to the Agere Subordinated Notes, a supplemental indenture effective as of the Closing complying with the requirements of the Indenture, in form and substance satisfactory to LSI.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	No Solicitation.

(a)          Immediately following the execution and delivery of this Agreement, each of Agere and LSI shall immediately cease and cause to be terminated, and will cause their respective officers, directors, employees, Subsidiaries, controlled affiliates, investment bankers, attorneys and other advisors or representatives to cease, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal relating to Agere and LSI, respectively, and each of Agere and LSI shall promptly request that all confidential information with respect thereto furnished by or on behalf of Agere or LSI, as the case may be, be returned or destroyed.

(b)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither Agere nor LSI shall, nor shall either of them authorize or permit any of its directors, officers or other employees, Subsidiaries or controlled Affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i)           solicit, initiate, knowingly encourage or facilitate, or induce the making, submission or announcement of, an Acquisition Proposal relating to Agere or LSI, respectively;

(ii)          furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to it or any of its Subsidiaries, or afford access to its business, properties, assets, books or records or the business, properties, assets, books or records of any of its Subsidiaries (other than to the other party hereto or any designees of such other party) in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Agere or LSI, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal relating to Agere or LSI, respectively;

(iii)         participate or engage in discussions or negotiations with any Person (other than the other party hereto) with respect to an Acquisition Proposal relating to Agere or LSI, respectively;

(iv)         approve, endorse or recommend an Acquisition Proposal relating to Agere or LSI, respectively;

(v)          enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction relating to Agere or LSI, respectively;

(vi)         terminate, amend or expressly waive any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto); or

(vii)       propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal relating to Agere or LSI, respectively.

provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Agere Stockholder Approval in the case of Agere, or receipt of the Requisite LSI Stockholder Approval in the case of LSI, each of Agere or LSI may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for such party in writing that such party’s board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for such party in writing that such party’s board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party any non-public information relating to such party or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the board of directors of the party proposing to take such action reasonably determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under Delaware Law, (2) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the party proposing to take such action gives the other party hereto written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the party proposing to take such action shall give the other party hereto a copy of all written materials comprising or relating thereto) and of such party’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, the party proposing to take such action furnishes such non-public information to the other party hereto (to the extent such information has not been previously furnished to such other party).

(c)          Without limiting the generality of the foregoing, each of Agere and LSI acknowledge and hereby agree that any breach or violation of the restrictions set forth in this Section 6.1 by any directors, officers or other employees, Subsidiaries or controlled Affiliates, or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 6.1 by such party.

(d)          In addition to the obligations of Agere and LSI set forth in Section 6.1(a) and Section 6.1(b), each of Agere and LSI shall promptly, and in all cases within twenty four

(24) hours of its receipt, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal the material terms and conditions of such Acquisition Proposal or request (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal or request.

(e)          Each of Agere and LSI shall keep the other party hereto reasonably informed on a current basis of the status of any discussions with respect to any Acquisition Proposal and the material terms and conditions (including all amendments or proposed amendments) of any Acquisition Proposal, request or inquiry it receives. In addition to the foregoing, each of Agere and LSI shall provide the other party hereto with reasonably prompt notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received, and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal.

6.2	Board Recommendations.

(a)          Subject to the terms of Section 6.2(b), (i) the Agere Board shall recommend that the Agere Stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Agere Board Recommendation”), and (ii) the LSI Board shall recommend that the LSI Stockholders approve the issuance of shares of LSI Common Stock in the Merger in accordance with the applicable rules of the NYSE (the “LSI Board Recommendation”).

(b)          Subject to the terms of this Section 6.2(b), (x) neither the Agere Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to LSI, or publicly propose to withhold, withdraw, amend, modify, qualify or condition in a manner adverse to LSI, the Agere Board Recommendation (an “Agere Board Recommendation Change”), and (y) neither the LSI Board nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition in a manner adverse to Agere, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Agere, the LSI Board Recommendation (a “LSI Board Recommendation Change”);

provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Agere Stockholder Approval in the case of Agere, or receipt of the Requisite LSI Stockholder Approval in the case of LSI, the Agere Board may effect an Agere Board Recommendation Change and the LSI Board may effect an LSI Board Recommendation Change, in either case if and only if either:

(i)           (A) the party proposing to take such action has received an Acquisition Proposal relating to it that constitutes a Superior Proposal other than as a result of a breach or violation of the terms of Section 6.1, (B) neither the party proposing to take such action nor any of its representatives shall have breached or violated the provisions of Section 6.1 in connection with such Acquisition Proposal, (C) prior to effecting such Agere Board Recommendation Change or the LSI Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) days notice thereof and the opportunity to meet and discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (D) the other party hereto shall not have made, within five (5) days after receipt of such party’s written notice of its intention to effect an Agere Board Recommendation Change or an LSI Board Recommendation Change, as the case may be, a counter-offer or proposal that the board of directors of the party proposing to take such action reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders as such Superior Proposal and (E) after such discussions, the board of directors of the party proposing to take such action reasonably determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counter-offer or proposal made by the other party hereto pursuant to the immediately preceding clause (D)) that the failure to effect such Agere Board Recommendation Change or an LSI Board Recommendation Change, as the case may be, would reasonably be expected to be a breach of its fiduciary duties under Delaware Law; or

(ii)          (A) prior to effecting the Agere Board Recommendation Change or the LSI Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) days notice thereof and the opportunity to meet and discuss in good faith the purported basis for the proposed the Agere Board Recommendation Change or the LSI Board Recommendation Change, as the case may be, the other party’s reaction thereto and any possible modification of the terms and conditions of this Agreement in response thereto so that the transactions contemplated hereby may be effected, and (B) after such discussions, the board of directors of the party proposing to take such action reasonably determines in good faith (after consultation with outside legal counsel) that the failure to effect such Agere Board Recommendation Change or LSI Board Recommendation Change, as the case may be, would reasonably be expected to be a breach of its fiduciary duties under Delaware Law.

Each of Agere and LSI acknowledge and hereby agree that any Agere Board Recommendation Change or LSI Board Recommendation Change effected (or proposed to be effected) in response to or in connection with a Superior Proposal may be made pursuant to the immediately preceding clause (i) only, and may not be made pursuant to the immediately preceding clause (ii) and any Agere Board Recommendation Change or LSI Board Recommendation Change, as the case may be, may only be made pursuant to this Section 6.2(b).

(c)          Nothing in this Agreement shall prohibit the Agere Board or the LSI Board from taking and disclosing to the Agere Stockholders or the LSI Stockholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or with fiduciary duties under applicable law; provided, however, that neither Agere (with respect to statements made by the Agere Board) nor LSI (with respect to statements made by the LSI Board) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act or as required by fiduciary duties shall make disclosures that would amount to an Agere Board Recommendation Change or an LSI Board Recommendation Change, other than pursuant to Section 6.2(b).

(d)          Nothing set forth in this Section 6.2 shall (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties hereto under this Agreement, (iii) limit the obligation of either party hereto to duly call, give notice of, convene and hold its respective Merger Stockholder Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its stockholders the Agere Stockholder Proposal or the LSI Stockholder Proposal, as applicable, at its respective Merger Stockholder Meeting, or (v) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Merger Stockholder Meeting any Acquisition Proposal other than the Agere Voting Proposal and the LSI Voting Proposal, as applicable.

6.3	Merger Stockholder Meetings.

(a)          Each of Agere and LSI, acting through its board of directors, shall take all actions in accordance with applicable Legal Requirements, applicable rules of the NYSE, the Agere Certificate of Incorporation and the Agere Bylaws in the case of Agere, and the LSI Certificate of Incorporation and the LSI Bylaws in the case of LSI, to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (the “Agere Stockholder Meeting” in the case of Agere, and the “LSI Stockholder Meeting” in the case of LSI, and together, the “Merger Stockholder Meetings”) for the purpose of considering and voting upon the approval of the Agere Voting Proposal in the case of Agere and the LSI Voting Proposal in the case of LSI. Unless the board of directors of either party hereto shall effect an Agere Board Recommendation Change in the case of Agere or an LSI Board Recommendation Change in the case of LSI, in each case pursuant to and in accordance with Section 6.2(b), each of Agere and LSI shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Agere Voting Proposal in the case of Agere and the LSI Voting Proposal in the case of LSI, and to secure the Requisite Agere Stockholder Approval in the case of Agere and the Requisite LSI Stockholder Approval in the case of LSI. Each of Agere and LSI shall use its reasonable best efforts to ensure that all proxies solicited in connection with its Merger Stockholder Meeting are solicited in compliance with the DGCL, the rules of the NYSE, the Agere Certificate of Incorporation and the Agere Bylaws in the case of Agere, and the LSI Certificate of Incorporation and the LSI Bylaws in the case of LSI, and all other applicable Legal Requirements.

(b)          Each of Agere and LSI shall use its reasonable best efforts to call, give notice of, convene and hold their respective Merger Stockholder Meetings on the same day and at the same time. Notwithstanding anything to the contrary set forth in this Agreement, each of Agere or LSI, after consultation with the other party hereto, may (but shall not be required to) adjourn or postpone its respective Merger Stockholder Meeting if (and solely to the extent necessary to ensure that) (i) any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective stockholders, (ii) as of the time for which the applicable Merger Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Agere Common Stock in the case of

Agere, or LSI Common Stock in the case of LSI, represented (either in person or by proxy) at the respective Merger Stockholder meeting to constitute a quorum necessary to conduct the business of the respective Merger Stockholder Meeting, or (iii) the other party hereto has adjourned or postponed its Merger Stockholder Meeting for any of the foregoing reasons.

(c)          Following the Merger Stockholder Meetings and at or prior to the Closing, each of Agere and LSI shall deliver to the corporate secretary of the other party hereto a certificate setting forth the voting results from the respective Merger Stockholder Meeting.

(d)          Agere shall submit the Agere Voting Proposal to the Agere Stockholders at the Agere Stockholders Meeting for the purpose of acting upon such proposal, and LSI shall submit the LSI Voting Proposal to the LSI Stockholders at the LSI Stockholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Agere Board or the LSI Board, as the case may be, at any time subsequent to the date of this Agreement shall effect an Agere Board Recommendation Change in the case of Agere or an LSI Board Recommendation Change in the case of LSI, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Agere Board in the case of Agere or the LSI Board in the case of LSI.

6.4          Registration Statement; Joint Proxy Statement/Prospectus; Regulation M-A Filings.

(a)          As promptly as practicable after the execution and delivery of this Agreement, LSI and Agere shall prepare, and LSI shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of LSI Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of LSI Common Stock in the Merger, (ii) a proxy statement of LSI for use in connection with the solicitation of proxies for the LSI Voting Proposal to be considered at the LSI Stockholder Meeting and (iii) a proxy statement of Agere for use in connection with the solicitation of proxies for the Agere Voting Proposal to be considered at the Agere Stockholder Meeting (as may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”). Each of LSI and Agere shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Agere and LSI shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of LSI and Agere shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, LSI and Agere shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b)          Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of LSI and Agere, which approval shall not be unreasonably withheld or delayed; provided that LSI, in connection with an LSI Board Recommendation Change, and Agere, in connection with an Agere Board Recommendation Change, may amend or supplement the proxy statement for LSI, the proxy statement for Agere or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 6.4(b) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for LSI, the proxy statement for Agere or the Registration Statement (including by incorporation by reference) to the extent it contains (i) an LSI Board Recommendation Change or an Agere Board Recommendation Change (as the case may be), (ii) a statement of the reasons of the Board of Directors of LSI or Agere (as the case may be) for making such LSI Board Recommendation Change or Agere Board Recommendation Change (as the case may be) and (iii) additional information reasonably related to the foregoing.

(c)          The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Merger Stockholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time (i) Agere and LSI shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Joint Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of Agere and/or LSI. Agere and LSI shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(d)          Agere and LSI shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, LSI shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of LSI Common Stock in the Merger.

6.5	Rights Plans.

(a)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Agere and the Agere Board shall not amend or modify, or take any other action with regard to the Agere Rights Plan in any manner, or take any other action so as to render the Agere Rights Plan applicable to LSI, Merger Sub or any of their Affiliates. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Agere and the Agere Board shall not take any action so as to (i) render the Agere Rights Plan inapplicable to any person other than LSI, Merger Sub or any of their Affiliates or any transaction other than transactions contemplated by this Agreement, (ii) permit any Person other than LSI, Merger Sub or any of their Affiliates who would otherwise be an Acquiring Person within the meaning of the Agere Rights Plan not to be an Acquiring Person thereunder, (iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Agere Rights Plan) or similar event shall not occur by reason of the execution of any Contract other than this Agreement or the consummation of any transaction other than the transactions contemplated hereby or (iv) except as specifically contemplated by this Agreement and the Agere Rights Plan Amendment, otherwise affect the rights of holders of Rights (as such term is defined in the Agere Rights Plan) under the Agere Rights Plan.

(b)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, LSI and the LSI Board shall not amend or modify, or take any other action with regard to the LSI Rights Plan in any manner, or take any other action so as to render the LSI Rights Plan applicable to Agere or any of its Affiliates. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, LSI and the LSI Board shall not take any action so as to (i) render the LSI Rights Plan inapplicable to any person other than Agere or any of its Affiliates or any transaction other than transactions contemplated by this Agreement, (ii) permit any Person other than Agere or any of its Affiliates who would otherwise be an Acquiring Person within the meaning of the LSI Rights Plan not to be an Acquiring Person thereunder, (iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the LSI Rights Plan) or similar event shall not occur by reason of the execution of any Contract other than this Agreement or the consummation of any transaction other than the transactions contemplated hereby or (iv) otherwise affect the rights of holders of Rights (as such term is defined in the LSI Rights Plan) under the LSI Rights Plan.

6.6	Efforts to Complete Merger; Regulatory Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of LSI, Merger Sub and Agere shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to:

(i)           cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled;

(ii)          obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Agere or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement;

(iii)         obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities;

(iv)         seek to have vacated or otherwise lifted or removed any Order that has been issued or granted which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the transactions contemplated by this Agreement in any jurisdiction in which LSI or Agere have substantial business or operations; and

(v)          execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)          Without limiting the generality of the foregoing provisions of Section 6.6(a) and to the extent required by applicable Legal Requirements, as soon as practicable following the execution and delivery of this Agreement, each of LSI and Agere shall file with the

FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, and each of LSI and/or Agere shall file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the merger notification or control laws and regulations (“Antitrust Laws”) of any foreign jurisdiction in which LSI or Agere have substantial business or operations or in which LSI and Agere mutually agree to make such filing. Each of LSI and Agere shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that LSI and Agere reasonably deem necessary and/or appropriate. Each party hereto shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to LSI and its Subsidiaries or Agere and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party's reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the transaction or internal financial information may be redacted. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Notwithstanding the foregoing, each of LSI and Agere may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require LSI or Agere or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, in each case in a manner that would be reasonably expected to have a material adverse effect on business, operations, financial condition or results of operations of the combined business of LSI and Agere after giving effect to the consummation of the transactions contemplated hereby.

6.7	Access; Notice and Consultation; Confidentiality.

(a)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, each of LSI and Agere shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party hereto, reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall, and shall cause its Subsidiaries to, make available to the other party hereto a copy of each report, schedule, proxy or information statement, registration statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws or federal or state laws a reasonable period of time prior to the filing of such reports, schedules, proxy or information statements, registration statements and other documents.

(c)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall give prompt notice to the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(d)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall give prompt notice to the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Agere Material Contract or LSI Material Contract, as the case may be, to which such party or any of its Subsidiaries is a party or (iii) any notice or other communication received by such party or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(e)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time each of LSI and Agere shall promptly advise the other party hereto orally and in writing of any litigation commenced after the date hereof against such party or any of its directors by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement or the transactions contemplated hereby and shall keep the other party hereto reasonably informed regarding any such litigation. Each of LSI and Agere shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation.

(f)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of LSI and Agere shall promptly notify the other party hereto of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.

(g)          Notwithstanding anything to the contrary set forth herein, neither LSI nor Agere nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. The parties shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.7 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(h)          All information acquired pursuant to the access granted or notice provided pursuant to this Section 6.7 shall be subject to the provisions of the Mutual Nondisclosure Agreement, dated August 21, 2006, between LSI and Agere (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

6.8          Public Announcements. Each of LSI and Agere shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NYSE if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and provided further, however, that no such prior notice or consultation shall be required in connection with any disclosure or other action expressly permitted pursuant to Section 6.2(b).

6.9          Agere ESPP. Prior to the Effective Time, Agere shall take all necessary and appropriate actions so that all outstanding purchase rights under the Agere ESPP shall automatically be exercised, in accordance with the terms of the Agere ESPP, immediately prior to the Effective Time. Prior to the Effective Time, Agere shall take all necessary and appropriate actions so that the Agere ESPP shall terminate with such purchase, and no further purchase rights shall be granted under the Agere ESPP.

6.10       Agere Stock Awards. Prior to the Effective Time, Agere shall take all necessary and appropriate actions to allow for the treatment of Agere Stock Awards in connection with the Merger as provided in Section 2.7, including (i) obtaining any consents from, and delivering any notices to, holders of Agere Stock Awards, (ii) amending the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 2.7, and (iii) taking all actions necessary to ensure that LSI is entitled to exercise any repurchase option or other right with respect to the Common Stock Consideration payable in exchange for Agere Restricted Stock.

6.11       Registration Statements for Assumed Options and Other Awards. As soon a practicable following the Effective Time, but in no event later than five (5) days following the Effective Time, LSI shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of LSI Common Stock issuable with respect to the Assumed Options, Assumed Units and the Common Stock Consideration payable in exchange for Agere Restricted Stock, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options or Assumed Units shall remain outstanding.

6.12       Agere 401(k) Plans.(a)         Prior to Closing, LSI and Agere shall cooperate in good faith with respect to the appropriate treatment following the Closing of any plans of Agere and its ERISA Affiliates intended to include Code Section 401(k) arrangements (the “Agere 401(k) Plans”) in order to effectuate orderly transition in respect of such plans and minimize any adverse effect on participating employees with respect to any such transition.

(b)          If, as a result of the determination arrived at by LSI in accordance with Section 6.12(a), LSI provides written notice to Agere requesting termination of one or more Agere 401(k) Plans prior to Closing, then, effective as of the day immediately preceding the Closing Date, the Agere Board shall adopt a resolution effective immediately prior to Closing, which resolution shall terminate any such Agere 401(k) Plan. Agere shall provide LSI with evidence that such Atlas 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Agere Board (any Agere 401(k) Plans so terminated, “Agere Terminating Plans”). As soon as administratively practicable following the Effective Time, all participants in the Agere Terminating Plans shall become participants in the comparable 401(k) arrangements of LSI and LSI shall establish or designate a comparable 401(k) Plan arrangement of LSI to receive any rollover distributions from such Agere Terminating Plans, including rollover of any outstanding loans held by participants of such plans.

6.13	Agere Employee Benefits.

(a)          Except as may be required by collective bargaining agreements or agreements with labor unions, trade unions, labor organizations or works councils or Legal Requirements for a period of at least two (2) years following the Effective Time, but in no event later than such time as an Agere Employee (as defined below) ceases to be employed by or provide services to Agere or its Subsidiaries or the Surviving Corporation, LSI shall, or shall cause the Surviving Corporation to, provide each employee of Agere or its Subsidiaries as of the Effective Time (the “Agere Employees”) compensation (in the aggregate), and health, welfare and pension benefits (but not including equity awards) that are substantially equivalent, in the aggregate, to those provided to such Agere Employees immediately prior to the date hereof (that, with respect to benefits, were paid pursuant to written policies or programs). Nothing herein requires or obligates LSI to offer or contribute LSI securities or maintain an LSI stock fund under any 401(k) or pension plan arrangement or retain any employees for any period of time beyond that required by applicable employment, labor or works council agreements or by applicable Legal Requirements.

(b)          From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, LSI shall, or shall cause the Surviving Corporation to, recognize the prior service with Agere or its Subsidiaries of each Agere Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of LSI or its Affiliates in which Agere Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, LSI shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with Agere) under any group health plans of LSI or its affiliates to be waived with respect to Agere Employees and their eligible dependents, and (ii) provide each Agere Employee with credit for any deductibles paid under any Agere Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of LSI or the Surviving Corporation that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Agere Employee Plan.

(c)           The provisions of this Section 6.13(a) and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 6.13(a) and (b).

(d)          Without limiting the generality of the foregoing, as of the Effective Time, LSI shall, or shall cause the Surviving Corporation to, honor in accordance with their terms all employment, change in control, severance and other compensation and benefits agreements and arrangements existing prior to the execution of this Agreement which are between Agere or any of its Subsidiaries and any director, officer or employee thereof and set forth in Section 6.13 of the Agere Disclosure Letter (each an “Agere Executive Agreement”), and to refrain from amending or terminating any such agreement or arrangement for a period of at least two (2) years following the Effective Date, except such amendments as may be necessary to avoid the imposition of a tax under Section 409A of the Code; provided that, nothing herein shall prevent LSI from amending any such agreement or plan thereafter in accordance with its terms. LSI hereby agrees that the occurrence of the Closing shall constitute a “Change in Control” for purposes of any Agere Executive Agreement and all Agere Employee Plans and related trusts set forth in Section 6.13 of the Agere Disclosure Letter.

6.14	Directors’ and Officers’ Indemnification and Insurance.

(a)          After the Effective Time, LSI shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Agere or its Subsidiaries or were serving at the request of Agere as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omission by them in their capacities as such or taken at the request of Agere or any of its Subsidiaries at any time prior to the Effective Time to the fullest extent permitted by law (including with respect to advancement of expenses).

(b)          For a period of six (6) years after the Effective Time, LSI shall, and shall cause the Surviving Corporation and its Subsidiaries to maintain in effect, honor and fulfill in all respects the obligations of Agere and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Agere or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of Agere or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”) and shall not amend, terminate or otherwise modify any such agreements. In addition, for a period of six (6) years following the Effective Time, LSI shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Agere and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Legal Requirement.

(c)          For a period of six (6) years following the Effective Time, LSI and the Surviving Corporation shall cause to be maintained in effect the existing policy of Agere’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall LSI or the Surviving Corporation be required to expend in any one year an amount in excess of 225% of the current annual premium paid by Agere (which annual premium is set forth on Section 6.14(c) of the Agere Disclosure Letter) for such insurance (such 225% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premiums of such insurance coverage exceed such amount, LSI and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 6.14(c), LSI may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, and in the event that LSI shall purchase such a “tail” policy prior to the Effective Time, LSI and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of LSI and the Surviving Corporation under the first sentence of this Section 6.14(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)          The obligations under this Section 6.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Agere or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity). LSI shall pay all reasonable expenses that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 6.14, provided that such Indemnified Party is successful in enforcing any such claim.

(e)          In the event that LSI, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.14.

6.15       Listing of LSI Shares. LSI shall use its reasonable best efforts to have authorized for listing on the NYSE prior to the Effective Time, upon official notice of issuance, the shares of LSI Common Stock issuable in the Merger pursuant to this Agreement, the shares of LSI Common Stock issuable upon the exercise of all Assumed Options and the shares of LSI Common Stock issuable in respect of all Assumed Units.

6.16       Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Agere and the Agere Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the transactions contemplated hereby, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

6.17	Section 16 Matters.

(a)          The LSI Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Agere Insiders of LSI Common Stock in exchange for shares of Agere Common Stock, and of options to purchase LSI Common Stock upon assumption and conversion of the Agere Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information (as defined below), is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Agere Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by Agere Insiders of Agere Common Stock in exchange for shares of LSI Common Stock, and the disposition of their Agere Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase LSI Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b)          For purposes of this Agreement, “Section 16 Information” means information regarding Agere Insiders and (i) the number of shares of Agere Common Stock or other Agere equity securities deemed to be beneficially owned by each such Agere Insider and expected to be exchanged for LSI Common Stock and (ii) the number of shares of Agere Common Stock, together with the applicable exercise price per share, subject to each Agere Stock Award held by Agere Insider which is to be assumed and converted into options to purchase LSI Common Stock, in each case, in connection with the Merger, which shall be provided by Agere to LSI within ten (10) Business Days after the date of this Agreement.

(c)          For purposes of this Agreement, “Agere Insiders” means those officers and directors of Agere who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

6.18       Affiliate Agreements; Restrictive Legends.  Agere shall use its reasonable best efforts to cause each person who is at the time of the Agere Stockholder Meeting an "affiliate" for purposes of Rule 145 under the Securities Act to deliver to LSI a written agreement substantially in the form attached as Exhibit A hereto (each, an “Affiliate Agreement”) on or prior to the Effective Time. LSI shall be entitled to place appropriate legends on the certificates evidencing any shares of LSI Common Stock to be received by Rule 145 “affiliates” of Agere in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for LSI Common Stock, provided that such legends or stop transfer instructions shall be removed upon the request of any holder of shares of LSI Common Stock issued in the Merger if such holder’s shares are no longer subject to Rule 145.

6.19	Tax Matters.

(a)          None of LSI, Merger Sub or Agere shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)          Each of LSI and Agere shall use its reasonable best efforts to obtain the Tax opinions described in Section 7.1(g) (collectively, the “Tax Opinions”). Officers of LSI, Merger Sub and Agere shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to LSI, and Skadden Arps, Slate, Meagher & Flom, LLP, counsel to Agere, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

6.20       FIRPTA Certificate. On or prior to the Closing Date, Agere shall deliver to LSI a properly executed statement in a form reasonably acceptable to LSI for purposes of satisfying LSI’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.21       Obligations of Merger Sub. LSI shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.22       LSI Name. At the Effective Time, LSI shall retain the name “LSI Logic Corporation”.

6.23       LSI Facilities. At the Effective Time, the headquarters and principal executive offices of LSI and Agere as a combined company shall remain in Milpitas, California. LSI shall, and shall cause the Surviving Corporation to, maintain Agere’s Allentown, Pennsylvania facilities as a key location for the combined company’s development activities. The provisions of this Section 6.24 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.24       LSI Board. The LSI Board shall take all action necessary such that, effective as of the Effective Time, the LSI Board shall consist of nine (9) directors, six (6) of whom shall be designated by the LSI Board and three (3) of whom shall be designated by the Agere Board.

6.25       LSI Chairman and CEO. The LSI Board shall take all action necessary such that, effective as of the Effective Time, the Chairman of the LSI Board shall be James H. Keyes, and the Chief Executive Officer of LSI shall be Abhijit Y. Talwalkar.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1          Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of LSI, Merger Sub and Agere to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements), at or prior to the Effective Time, of each of the following conditions:

(a)          Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.

(b)          Requisite Stockholder Approval. The Requisite Agere Stockholder Approval and the Requisite LSI Stockholder Approval shall have been obtained.

(c)          Antitrust Approvals. (i) All waiting periods (and all extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have terminated or expired, (ii) the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall have been deemed to have done so under Article 10(6) thereof) declaring the transactions contemplated hereby compatible with the EC common market, and (iii) all antitrust and competition approvals, consents (other than those specified in (i) and (ii)) have been received and all antitrust or competition notices or filings have been made other than those notices, approvals and consents, the failure of which to obtain or make would not result in a material adverse effect on LSI, Agere and their Subsidiaries, taken as a whole, following the Effective Time.

(d)          No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the Merger illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which LSI or Agere have substantial business or operations.

(e)          No Prohibitive Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger.

(f)           NYSE Listing. The shares of LSI Common Stock issuable in the Merger, the shares of LSI Common Stock issuable upon the exercise of all Assumed Options and the shares of LSI Common Stock issuable in respect of all Assumed Units, shall have been authorized for listing on the NYSE upon official notice of issuance.

(g)          Tax Opinions. LSI shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Agere shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, each dated as of the Effective Time and each to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of LSI, Merger Sub and Agere, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.2          Additional Conditions to Obligations of LSI and Merger Sub. The obligations of LSI and Merger Sub to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver, on or prior to the Effective Time, of each the following additional conditions (each of which conditions may be waived solely by LSI and Merger Sub in their sole discretion):

(a)          Representations and Warranties. The representations and warranties of Agere set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Agere set forth in the Agreement for purposes of this Section 7.2(a), (1) all “Agere Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, (y) the representation and warranty set forth in clause (i) of Section 3.10 shall not be disregarded pursuant to the terms of this proviso, (2) any update of or modification to the Agere Disclosure Letter made or purported to have been made after the date hereof shall be disregarded; and LSI shall have received a certificate signed for and on behalf of Agere by an authorized executive officer of Agere to the foregoing effect, and (3) the representations and warranties set forth in Section 3.4(a) shall be true in all material respects as of the date specified in such representation and warranty.

(b)          Agreements and Covenants. Agere shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and LSI and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of Agere to such effect.

(c)          No Agere Material Adverse Effect. Since the date hereof, there shall not have occurred any Agere Material Adverse Effect that is continuing.

7.3          Additional Conditions to Obligation of Agere. The obligation of Agere to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions (each of which conditions may be waived solely by Agere in its sole discretion):

(a)          Representations and Warranties. The representations and warranties of LSI and Merger Sub set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Agere set forth in the Agreement for purposes of this Section 7.3(a), (1) all “LSI Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, (y) the representation and warranty set forth in clause (i) of Section 4.10 shall not be disregarded pursuant to the terms of this proviso, (2) any update of or modification to the LSI Disclosure Letter made or purported to have been made after the date hereof shall be disregarded; and Agere shall have received a certificate signed for and on behalf of LSI and Merger Sub by an authorized executive officer of LSI and Merger Sub to the foregoing effect, and (3) the representations and warranties set forth in Section 4.4(a) shall be true in all material respects as of the date specified in such representation and warranty.

(b)          Agreements and Covenants. LSI and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Agere shall have received a certificate signed by the chief executive officer and the chief financial officer of LSI to such effect.

(c)          No LSI Material Adverse Effect. Since the date hereof, there shall not have occurred any LSI Material Adverse Effect that is continuing.

ARTICLE VIII

TERMINATION

8.1          Termination. Notwithstanding the prior receipt of the Requisite Agere Stockholder Approval and/or the Requisite LSI Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party hereto):

(a)          by mutual written consent duly authorized by the Agere Board and the LSI Board;

(b)          by either LSI or Agere if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction in which LSI or Agere have substantial business or operations, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which LSI or Agere have substantial business or operations or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the Merger in any jurisdiction in which LSI or Agere have substantial business or operations, and such Order has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations under Section 6.6 to have any such Order vacated or lifted or removed;

(c)          by either LSI or Agere if the Merger shall have not been consummated by May 15, 2007 (the “Initial Termination Date”); provided, however, that in the event a condition to the Merger set forth in Section 7.1(c) shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the consummation of the transactions contemplated hereby set forth in Article VII shall have been satisfied on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing, provided that such conditions are then capable of being satisfied at such time), either LSI or Agere may elect to extend the Initial Termination Date, by written notice to the other party hereto prior to or on the Initial Termination Date, until August 31, 2007 (the “Extended Termination Date”); and provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VII having failed to be satisfied or fulfilled on or prior to the Initial Termination Date or the Extended Termination Date, as applicable, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(d)          by either LSI or Agere if (i) the Requisite LSI Stockholder Approval shall not have been obtained at the LSI Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the LSI Voting Proposal, or (ii) if the Requisite Agere Stockholder Approval shall not have been obtained at the Agere Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the Agere Voting Proposal;

(e)          by either LSI or Agere (provided it is not then in material breach of any of its agreements or other covenants under this Agreement) in the event of (i) a breach of any covenant or agreement set forth in this Agreement by the other party hereto or (ii) any inaccuracy in the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) in the case of LSI, or Section 7.3(a) or Section 7.3(b) in the case of Agere, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the expiration of a forty five (45) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy is cured by the other party hereto within such forty five (45) calendar day period); or

(f)           by either LSI or Agere in the event that a Triggering Event shall have occurred with respect to the other party hereto, whether promptly after the Triggering Event giving rise to either party’s right to terminate this Agreement pursuant to Section 8.1(f) or at any time thereafter. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred with respect to LSI or Agere if, prior to the Effective Time, any of the following shall have occurred with respect to such party: (i) such party shall have failed to duly call, give notice of, convene and hold the Agere Stockholder Meeting or LSI Stockholder Meeting, as applicable, or such party shall have failed to take a vote on the Agere Voting Proposal or the LSI Voting Proposal, as applicable, at its respective Merger Stockholder Meeting, all in accordance with Section 6.3; (ii) the Agere Board or any committee thereof shall have for any reason effected an Agere Board Recommendation Change in the case of Agere, or the LSI Board shall have effected an LSI Board Recommendation Change in the case of LSI; (iii) Agere shall have failed to include the Agere Board Recommendation in the Joint Proxy Statement/Prospectus in the case of Agere, or LSI shall have failed to include the LSI Board Recommendation in the Joint Proxy Statement/Prospectus in the case of LSI; (iv) the Agere

Board or any committee thereof shall have for any reason approved, or recommended that the Agere Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of Agere, or the LSI Board or any committee thereof shall have for any reason approved, or recommended that the LSI Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of LSI; (v) except for a confidentiality agreement expressly permitted by Section 6.1, such party shall have entered into a letter of intent, memorandum of understanding or other Contract accepting any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (vi) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of such party by a Person unaffiliated with the other party hereto and, within ten (10) Business Days after notice of such Acquisition Proposal is first published, sent or given to such party’s stockholders, and, if requested by the other party hereto, such party shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Agere Board Recommendation in the case of Agere, or the LSI Board Recommendation in the case of LSI, and unconditionally recommending that the its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer.

8.2          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

8.3	Fees and Expenses.

(a)          General. Except as set forth in this Section 8.3, all fees and expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), and filings by LSI and Agere under the HSR Act, the EC Merger Regulation or any similar filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby) shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated.

(b)	Agere Payments.

(i)           Agere shall pay to LSI a fee equal to $120,000,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by LSI, within one Business Day after demand by LSI, in the event that (A) either LSI or Agere terminate this Agreement pursuant to Section 8.1(d)(ii) (or after the Agere Stockholder Meeting has been held and a vote taken on the Agere Voting Proposal and there has been a failure to obtain the Requisite Agere Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 8.1(d)(ii) as a result, Agere terminates this Agreement for another reason) (B) following the execution and delivery of this Agreement and prior to the Agere Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Agere Stockholder Proposal, an Acquisition Proposal in respect of Agere shall have been made to Agere or the Agere Board, or shall have been directly communicated or otherwise made known to Agere Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Agere, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or Agere enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(ii)          Agere shall pay to LSI a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by LSI, within one Business Day after demand by LSI, in the event that (A) LSI terminates this Agreement pursuant to Section 8.1(e) as a result of a knowing or intentional breach intended to facilitate, assist or otherwise benefit an Acquisition Proposal or the Person making an Acquisition Proposal (or after a breach occurs, and this Agreement thereby becomes terminable pursuant to Section 8.1(e) as a result, Agere terminates this Agreement for another reason), (B) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination, an Acquisition Proposal in respect of Agere shall have been made to Agere or the Agere Board, or shall have been directly communicated or otherwise made known to Agere Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Agere, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or Agere enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(iii)        Agere shall pay to LSI a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by LSI within one Business Day after demand by LSI, in the event that LSI terminates this Agreement pursuant to Section 8.1(f) (or after a Triggering Event occurs with respect to Agere, and this Agreement thereby becomes terminable pursuant to Section 8.1(f) as a result, Agere terminates this Agreement for another reason) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 8.1(f) promptly following a Triggering

Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 8.1(f) at any subsequent point in time and collect the fee contemplated by this Section 8.3(b)(iii)).

(iv)         In no event shall Agere be required to pay the Termination Fee pursuant to this Section 8.3(b) on more than one occasion.

(c)	LSI Payments.

(i)           LSI shall pay to Agere a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Agere, within one Business Day after demand by Agere, in the event that (A) either Agere or LSI terminate this Agreement pursuant to Section 8.1(d)(i) (or after the LSI Stockholder Meeting has been held and a vote taken on the LSI Voting Proposal and there has been a failure to obtain the Requisite LSI Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 8.1(d)(i) as a result, LSI terminates this Agreement for another reason) (B) following the execution and delivery of this Agreement and prior to the LSI Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the LSI Voting Proposal, an Acquisition Proposal in respect of LSI shall have been made to LSI or the LSI Board, or shall have been directly communicated or otherwise made known to LSI Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of LSI, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of LSI (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or LSI enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of LSI (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(ii)          LSI shall pay to Agere a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Agere, within one Business Day after demand by Agere, in the event that (A) Agere terminates this Agreement pursuant to Section 8.1(e) as a result of a knowing or intentional breach intended to facilitate, assist or otherwise benefit an Acquisition Proposal or the Person making an Acquisition Proposal (or after a breach occurs, and this Agreement thereby becomes terminable pursuant to Section 8.1(e) as a result, LSI terminates this Agreement for another reason), (B) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination, an Acquisition Proposal in respect of LSI shall have been made to LSI or the LSI Board, or shall have been directly communicated or otherwise made known to LSI Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of LSI, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of LSI (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or LSI enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of LSI

(whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(iii)        LSI shall pay to Agere a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Agere within one Business Day after demand by Agere, in the event that Agere terminates this Agreement pursuant to Section 8.1(f) (or after a Triggering Event occurs with respect to LSI, and this Agreement thereby becomes terminable pursuant to Section 8.1(f) as a result, LSI terminates this Agreement for another reason) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 8.1(f) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 8.1(f) at any subsequent point in time and collect the fee contemplated by this Section 8.3(c)(iii)).

(iv)         In no event shall LSI be required to pay the Termination Fee pursuant to this Section 8.3(c)(iv) on more than one occasion.

(d)          Enforcement. Each of LSI and Agere hereby acknowledge and agree that the covenants and agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either LSI or Agere shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) or Section 8.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b) or Section 8.3(c), as the case may be, shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any willful breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1          Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time, except for any covenants or other agreements that expressly contemplate performance after the Effective Time, each of which shall survive the Effective Time in accordance with their respective terms. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

9.2          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to LSI or Merger Sub:

LSI Logic Corporation

1621 Barber Lane, M/S D-106

Milpitas, California 95035-7458

Attention: General Counsel

Facsimile No.: (408) 433-6896

With a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050
Attention:	Larry W. Sonsini, Esq.
Matthew Sonsini, Esq.
Facsimile No.: 650-493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler, Esq.

Facsimile No.: 415-947-2099

(b)	If to Agere:

Agere Systems Inc.

1110 American Parkway N.E.

Allentown, Pennsylvania 18109

Attention: Jean Rankin, General Counsel

Facsimile No.: (610) 712-4030

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Stephen F. Arcano, Esq.

Ann Beth Stebbins, Esq.

Facsimile No.: 212-735-2000

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

9.3          Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of LSI, Merger Sub and Agere; provided, however, that, after the adoption of this Agreement by the Agere Stockholders or the issuance of LSI Common Stock by the LSI Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.

9.4          Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.5          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.6          Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9.7          No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) the Indemnified Parties intended to be third party beneficiaries the provisions of Section 6.14, who shall have the right to enforce such provisions directly, (ii) the rights of Agere Stockholders to the Merger consideration in accordance with Article II upon consummation of the Merger, and (iii) the rights of directors, officers and employees who are covered by an Agere Executive Agreement to pursue damages as a result of a breach by LSI of Section 6.13(d).

9.8          Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that LSI and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.8 shall relieve LSI of its obligations hereunder.

9.9          Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10       Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

9.11       Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

9.12        Waiver of Jury Trial. EACH OF LSI, MERGER SUB AND AGERE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF LSI, MERGER SUB OR AGERE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13       Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14       Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, LSI, Merger Sub and Agere have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LSI LOGIC CORPORATION
By:	/s/ Abhijit Y. Talwalkar
Name:	Abhijit Y. Talwalkar
Title:	President & Chief Executive Officer
ATLAS ACQUISITION CORP.
By:	/s/ Byron Look
Name:	Byron Look
Title:	President
AGERE SYSTEMS INC.
By:	/s/ Richard Clemmer
Name:	Richard Clemmer
Title:	President & Chief Executive Officer